Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

DATALINK CORPORATION,

STI ACQUISITION CORP.,

STRATEGIC TECHNOLOGIES, INC.,

AND

MIDAS MEDICI GROUP HOLDINGS, INC.

October 2, 2012

TABLE OF CONTENTS

ARTICLE 1 PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS		1
1.1	Certain Definitions Relating to Acquired Assets	1
1.2	Sale and Purchase of Acquired Assets	4
1.3	Excluded Assets	5
1.4	Assumed Liabilities	5
1.5	Excluded Liabilities	5
1.6	Unassignable Contracts	5

ARTICLE 2 PURCHASE PRICE AND ADJUSTMENT		5
2.1	Purchase Price	5
2.2	Payment of Initial Purchase Price at Closing and Related Payments; Issuance of Parent Shares	5
2.3	Purchase Price Adjustment	6

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		9
3.1	Organization and Good Standing	9
3.2	Capitalization	9
3.3	Authority and Authorization; Conflicts; Consents	9
3.4	Financial Statements and Undisclosed Liabilities	10
3.5	Taxes	11
3.6	Litigation and Orders	11
3.7	Compliance with Law	11
3.8	Contracts	11
3.9	Certain Assets	14
3.10	Intentionally Omitted	14
3.11	Real Property	14
3.12	Environmental Matters	15
3.13	Intellectual Property	15
3.14	Insurance	17
3.15	Absence of Certain Events	17
3.16	Employee Benefits	19
3.17	Employees and Labor Relations	20
3.18	Certain Business Relationships	20
3.19	Brokers	21
3.20	Accounts Receivable	21
3.21	Service Warranties	21
3.22	Suppliers and Customers	21
3.23	Imports and Exports	22
3.24	Absence of Certain Business Practices	22
3.25	Indebtedness	22
3.26	Computer Systems	22
3.27	Data and Privacy	23
3.28	Securities Matters	23
3.29	Full Disclosure	25
3.30	No Other Representations and Warranties	25

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		25
4.1	Organization and Good Standing	25
4.2	Authority and Authorization; Conflicts; Consents	25
4.3	Brokers	26
4.4	Parent Shares	26

i

4.5	Parent SEC Documents; Financial Statements	26
4.6	No Material Adverse Effect	27
4.7	Litigation and Orders	27

ARTICLE 5 CERTAIN COVENANTS		27
5.1	Further Assurances	27
5.2	Confidentiality and Publicity	27
5.3	Employee Matters	28
5.4	Satisfaction of Unassumed Liabilities	31
5.5	Certain Tax and Unclaimed Property Matters	31
5.6	Covenant Not to Compete and Related Covenants	32
5.7	Name Change; Name Usage	33
5.8	Items to Proper Party	33
5.9	Insurance and Insurance Proceeds	33
5.10	Maintenance of Existence	34
5.11	Collection of Acquired Receivables	34
5.12	Bulk Sales Laws	34
5.13	SEC and National Securities Exchange Requirements	34
5.14	Legend Removal	34
5.15	Reporting Status	35
5.16	Listing	35
5.17	Non-Public Information	35
5.18	Pre-Closing Conduct of Business	35
5.19	Post-Closing Access for Parties	37

ARTICLE 6 CLOSING AND CLOSING DELIVERIES		37
6.1	Closing	37
6.2	Closing Deliveries by the Company and Sellers	37
6.3	Closing Deliveries by Buyer	39

ARTICLE 7 INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES		39
7.1	Indemnification by the Company and Sellers	39
7.2	Indemnification by Buyer and Parent	40
7.3	Certain Limitations and Other Matters Regarding Claims	40
7.4	Certain Survival Periods	41
7.5	Notice of Claims and Procedures	42
7.6	Escrow	43
7.7	Exclusive Remedy; Treatment of Certain Representations	43

ARTICLE 8 CERTAIN GENERAL TERMS AND OTHER AGREEMENTS		44
8.1	Notices	44
8.2	Expenses	44
8.3	Interpretation; Construction	44
8.4	Parties in Interest; No Third-Party Beneficiaries	45
8.5	Governing Law	45
8.6	Jurisdiction, Venue and Waiver of Jury Trial	45
8.7	Entire Agreement; Amendment; Waiver	46
8.8	Assignment; Binding Effect	46
8.9	Severability; Blue-Pencil	46
8.10	Counterparts	46
8.11	Sellers’ Disclosure Schedule	46

ARTICLE 9 CERTAIN DEFINITIONS		47

ii

SCHEDULES
Schedule 1.1(a)(4)	Assumed Contracts
Schedule 1.1(a)(5)	Assumed Real Property Leases
Schedule 1.1(a)(8)	Intellectual Property
Schedule 1.1(a)(9)	Permits
Schedule 1.1(a)(16)	Assumed Employee Plans
Schedule 1.1(b)(3)	Excluded Contracts
Schedule 1.1(b)(4)	Excluded Real Property Leases
Schedule 1.1(b)(13)	Excluded Trade Names
Schedule 1.1(b)(14)	Other Excluded Assets
Schedule 1.1(c)(5)	Other Assumed Liabilities
Schedule 1.1(d)	Excluded Liabilities
Schedule 2.3(i)	Sample Tangible Net Assets
Schedule 2.3(j)	Prorated Items
Schedule 2.3(k)	Allocation of Purchase Price
Schedule 3.9	Permitted Encumbrances
Schedule 5.3	Excluded Employees
Schedule 5.3(e)(2)	PTO
Schedule 6.2(e)	Consents
Sellers’ Disclosure Schedule

Exhibits

Exhibit 5.3(c)(2)	Form of Offer of Employment
Exhibit 6.2(a)	Form of Bill of Sale, Assignment and Assumption Agreement
Exhibit 6.2(b)(1)	Form of Trademark Assignment
Exhibit 6.2(b)(2)	Form of Patent Assignment
Exhibit 6.2(b)(3)	Form of Domain Name Assignment
Exhibit 6.2(j)	Form of Seller Lease Agreement
Exhibit 6.2(k)	Form of Transition Services Agreement
Exhibit 7.6	Form of Escrow Agreement

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 2, 2012, by and among Datalink Corporation, a Minnesota corporation (“Parent”), STI Acquisition Corp., a Minnesota corporation (“Buyer”), Strategic Technologies, Inc., a North Carolina corporation (the “Company”), Midas Medici Group Holdings, Inc., a Delaware corporation (“Seller Parent,” together with the Company, the “Sellers” and each a “Seller”).  Article 9 contains definitions of certain capitalized terms.

RECITALS

A.                                   The Company is in the business of reselling value-added hardware products and software products as well as providing professional, consulting and other services, including storage, back-up, security, hosting and recovery solutions for use in data centers, as well as managed services (collectively, and subject to Section 1.1(b) of this Agreement, the “Business”).

B.                                     The Company is a direct, wholly owned subsidiary of StraTech, Inc., a Delaware corporation, which is a direct, wholly owned subsidiary of Seller Parent.

C.                                     The Buyer is a direct, wholly owned subsidiary of Parent.

D.                                    Each Party desires that the Company sell, convey, transfer and assign, and that Buyer purchase, certain assets of the Company, and that Buyer assume certain liabilities of the Company, upon and subject to the terms herein.

AGREEMENT

In consideration of the foregoing and the representations, warranties, covenants and agreements in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, each Party hereby agrees as follows:

ARTICLE 1
PURCHASE OF ACQUIRED ASSETS AND RELATED TERMS

1.1                                 Certain Definitions Relating to Acquired Assets.  For purposes of this Agreement, the following definitions apply:  (a) Acquired Assets Defined.  “Acquired Assets” means all assets, properties, rights, claims, business operations, franchises and privileges of the Company with respect to the Business of every kind and nature whatsoever (whether tangible, intangible or mixed) and wherever located, except that Acquired Assets does not mean any Excluded Asset.  Without limiting the generality of the foregoing, the Acquired Assets include the following:

(1)                                  all goodwill related to the Business;

(2)                                  all merchandise, supplies (including office supplies and advertising and promotional materials), raw materials, work-in-process and other inventory related to the Business;

(3)                                  all accounts receivable (including any notes receivable or retainage) related to the Business (collectively, “Accounts Receivable”);

(4)                                  subject to Section 5.3 (and, for the avoidance of doubt, other than any Excluded Contract), all Contracts related to the Business, including each Contract listed in

Schedule 1.1(a)(4) (each Contract listed in Schedule 1.1(a)(4) or in Schedule 1.1(a)(5), and only such a listed Contract, is an “Assumed Contract”);

(5)                                  each Contract under which real property or interests in real property are leased or otherwise used or occupied by the Company and that are listed in Schedule 1.1(a)(5) (each such Contract is an “Assumed Real Property Lease”);

(6)                                  all furniture (except with respect to the Owned Real Property), fixtures (except with respect to the Owned Real Property and to the extent not assignable under an Assumed Real Property Lease) and equipment related to the Business, including computer and telecommunications hardware and software and information technology systems;

(7)                                  all leasehold improvements and other similar assets at or related to an Assumed Real Property Lease, except to the extent not assignable under such Assumed Real Property Lease;

(8)                                  all Intellectual Property related to the Business, including, the trademarks and patents listed on Schedule 1.1(a)(8), other than the Intellectual Property that is an Excluded Asset;

(9)                                  all Permits related to the Business, including each Permit listed in Schedule 1.1(a)(9), to the extent transferrable;

(10)                            all rights of the Company under any representation, warranty or guarantee by any third party related to the Business (including any manufacturer, supplier or other transferor of any Acquired Asset or any product or service that the Company received and including all related rights under any insurance policy or coverage of or regarding any such third party);

(11)                            all customer, supplier and service provider lists and similar information related to the Business, all other contact information, mailing lists and similar files related to the Business and all other books, reports, databases, information and other Records related to the Business (for the avoidance of doubt, other than the Excluded Records);

(12)                            all telephone numbers (including mobile telephone numbers), fax numbers, postal addresses, postal boxes, email addresses and domain names related to the Business;

(13)                            all Petty Cash (“Petty Cash” meaning all currency and coins that are physically located at an Assumed Real Property Lease location at the Effective Time);

(14)                            all checks, drafts, and similar instruments of payment from third parties or that Buyer subsequently obtains in its operation of the Business or any of the Accounts Receivable; provided, however, that the following shall be Excluded Assets and remain the property of the Company: (x) any rebates from vendors or receipts from customers of the Company for activities of the Business prior to the Effective Time solely to the extent that such rebates exceed the amounts accrued for rebates or Accounts Receivable, as the case may be, as an Acquired Asset in the Statement and (y) any checks, drafts or similar instruments from third parties solely relating to any Excluded Asset;

(15)                            subject to Section 2.3(j), all prepaid utilities, prepaid rents, prepaid costs and expenses, advance payments and other prepayments, security deposits and other deposits, prepaid property Taxes and other similar assets and amounts related to the Business paid by or on behalf of the Company (for the avoidance of doubt, other than to the extent listed in Section 1.1(b)(6));

(16)                            the Employee Plans set forth on Schedule 1.1(a)(16); and

(17)                            except as otherwise expressly stated herein, all rights with respect to causes of action, rights of recovery, rights of set-off, warranty claims, refunds, credits and other rights in respect of undertakings of third parties, Encumbrances and other claims related to the Business.

(b)                                 Excluded Assets Defined.  “Excluded Assets” means:

(1)                                  all minute books, stock and membership records and seals of the Company, all other documents relating to the organization and existence of the Company, all Tax Returns and Tax Records of the Company and a duplicate copy of all other financial Records of the Company (collectively, the “Excluded Records”);

(2)                                  all Tax-related identification numbers of the Company, all Tax refunds or credits to which the Company is entitled and any estimated Taxes of the Company for the periods or portions thereof prior to Closing;

(3)                                  each Contract listed in Schedule 1.1(b)(3) (collectively with each Excluded Real Property Lease, the “Excluded Contracts”);

(4)                                  each Contract under which real property or interests in real property are leased or otherwise occupied by the Company, or that the Company leases to or otherwise permits the use or occupancy by another Person, in each case that are listed in Schedule 1.1(b)(4) (each such Contract is an “Excluded Real Property Lease”);

(5)                                  all Employee Plans, other than as set forth on Schedule 1.1(a)(16);

(6)                                  all insurance policies of the Company and insurance coverage thereunder and all refunds and rebates relating thereto and any prepaid insurance of the Company, except for the insurance policies that are Assumed Contracts (if any);

(7)                                  all bank accounts, cash accounts, investment accounts, deposit accounts, lockboxes and other similar accounts of the Company;

(8)                                  subject to Section 1.1(a)(13), all cash and cash equivalents, other than Petty Cash;

(9)                                  all rights of the Sellers under this Agreement or any other Contract executed or delivered by or on behalf of a Party in connection with the transactions contemplated under this Agreement;

(10)                            all credit cards, debit cards and similar items of the Company (including if used by any employee);

(11)                            all amounts owed to the Company from any employee of the Company that arose in connection with such employee’s employment with the Company (including with respect to any loan to such an employee);

(12)                            all Owned Real Property;

(13)                            all trade names, service names, trademarks, service marks, domain names, e-mail addresses, IP addresses and patents of the Company listed in Schedule 1.1(b)(13); and

(14)                            all assets listed in Schedule 1.1(b)(14).

(c)                                  Assumed Liability Defined.  “Assumed Liability” means each Liability or obligation of the Company that is:

(1)                                  scheduled to be performed after Closing under the terms of an Assumed Contract or pursuant to an Assumed Contract for which Buyer has acquired the Accounts Receivable underlying such Assumed Contract, other than any such liability or obligation that solely relates to or results from any breach, tort, infringement or violation of Applicable Law at or before Closing;

(2)                                  for each Company employee, each obligation regarding any sales commissions that otherwise would have been earned by and payable to such employee after Closing under the Company’s normal sales commission policies and practices for any revenue that is an Acquired Asset (collectively, “Employee Sales Commissions Obligation”), which each such employee will earn in the same manner as they would have earned but for the transactions contemplated herein, and which Buyer will calculate and pay to each such Transferred Employee in the same manner as the Company would have otherwise calculated and paid such amounts but for the transactions contemplated herein; provided, however, that if a Company employee is not a Transferred Employee, then solely for the purpose of calculating commissions, such Company employee’s employment with the Company will be deemed to have been terminated on the Closing Date by the Company without cause and: (a) with respect to any applicable managed services or hosting Assumed Contract, Buyer shall pay to the Company for the benefit of such Company employee the lesser of the remaining commission payable under such Assumed Contract or three (3) months of the commission payable under such Assumed Contract based on the standard terms of such Company employee’s commission contract with Sellers, or (b) with respect to any other applicable Assumed Contract, Buyer shall pay to the Company any commissions payable for sales that booked (managed services or hosting) or billed (hardware, software, PS, maintenance manager and agent) prior to the Closing Date;

(3)                                  for each Transferred Employee, the Company’s liability for all accrued paid time off (PTO) as of the Closing Date, the value of which for each Transferred Employee is set forth on Schedule 5.3(e)(2) and is included in the calculation of Tangible Net Assets (the “PTO Balances”);

(4)                                  listed as an Assumed Liability on the Statement of Final Tangible Net Assets; or

(5)                                  expressly listed in Schedule 1.1(c)(5).

(d)                                 Excluded Liability Defined.  “Excluded Liability” means each Liability of any Seller that is not an Assumed Liability.

1.2                                 Sale and Purchase of Acquired Assets.  Under and subject to the terms of this Agreement, the Company hereby sells, conveys, transfers and assigns to Buyer, and Buyer hereby purchases from the Company, all of the Company’s right, title and interest in and to each Acquired Asset.

1.3                                 Excluded Assets. No Excluded Asset will be sold, conveyed, transferred or assigned to Buyer.

1.4                                 Assumed Liabilities. Under and subject to the terms of this Agreement (including Section 1.5), Buyer hereby assumes and agrees to pay, perform and satisfy when due all of the Assumed Liabilities.

1.5                                 Excluded Liabilities. Except for the Assumed Liabilities, Buyer will not assume or be liable or obligated for, and the Sellers, as applicable will remain liable and obligated for and will pay, perform and satisfy when due, each other Liability of the Company.  The sale, conveyance, transfer, assignment and purchase of the Acquired Assets does not include the assumption of any Liability related to any Acquired Asset or any other asset of any Seller, except to the extent Buyer expressly assumes such Liability under Section 1.4, including the Liabilities listed in Schedule 1.1(d).

1.6                                 Unassignable Contracts. Notwithstanding anything herein to the contrary, if (a) any Assumed Contract is not capable of being sold, conveyed, transferred or assigned in the absence of the approval, consent or waiver of any other Person (without breaching, violating, defaulting under, conflicting with, giving rise to or creating any right to accelerate, increase, terminate, modify or cancel any material right or obligation or creating any Encumbrance, other than a Permitted Encumbrance, under, such Assumed Contract) and (b) all necessary approvals, consents or waivers of any such other Person (including any party to such Assumed Contract) have not been obtained at or before Closing, then (1) Buyer hereby assumes and agrees to pay, perform and satisfy when due the Liabilities of the Company under such Assumed Contract (but not such Assumed Contract itself) to the extent that such Liabilities would otherwise be an Assumed Liability, (2) the rights and benefits of the Company under such Assumed Contract or resulting therefrom (but not such Assumed Contract itself), to the extent that such rights and benefits would otherwise be an Acquired Asset, are hereby sold, conveyed, transferred and assigned to Buyer, and (3) after Closing, the Company will use its commercially reasonable efforts to assist Buyer in attempting to obtain such necessary approvals, consents or waivers and will promptly execute all documents reasonably requested or necessary to complete such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer if such approvals, consents or waivers are obtained, with any expenses incurred by the Company under this Section 1.6 being borne equally by the Company and Buyer.  If, with respect to any such Assumed Contract, such necessary approvals, consents or waivers are not obtained and such sale, conveyance, transfer and assignment of such Assumed Contract to Buyer is not completed, then the Company and Buyer will negotiate in good faith to determine and enter into replacement arrangements such that the Parties are situated as close as is reasonably possible to circumstances (financially and all other) as they otherwise would be had such sale, conveyance, transfer and assignment been completed.

ARTICLE 2
PURCHASE PRICE AND ADJUSTMENT

2.1                                 Purchase Price. Upon and subject to the terms herein, Buyer and Parent will collectively pay to Seller Parent the aggregate amount equal to $20,250,000.00 in cash and Parent Common Stock (the “Initial Purchase Price”), as such amount is adjusted pursuant to the terms herein (such amount, as adjusted pursuant to any term herein, is the final purchase price for the Acquired Assets and is referred to herein as the “Purchase Price”), payable in accordance with the terms herein.

2.2                                 Payment of Initial Purchase Price at Closing and Related Payments; Issuance of Parent Shares. Upon and subject to the terms herein, at Closing and on the Closing Date, Buyer and Parent will pay the Initial Purchase Price as follows:

(a)                                  Parent will issue and deposit into escrow with the Escrow Agent, that number of shares (rounded down to the nearest whole number) of Parent Common Stock equal to 10% of the Initial Purchase Price ($2,025,000) divided by the Average Trading Price (such shares, the “Escrow Shares”).  Parent shall deliver, or cause to be delivered, original stock certificates representing the Escrow Shares to the Escrow Agent within five (5) Business Days of the Closing Date, and such Escrow Shares, although issued in the name of Seller Parent, will be held by the Escrow Agent pursuant to the Escrow Agreement.

(b)                                 Parent will issue to Seller Parent that number of additional shares (rounded down to the nearest whole number) of Parent Common Stock equal to $225,000 divided by the Average Trading Price (such shares, the “Additional Shares”).  The Parties acknowledge and agree that the aggregate value of the Escrow Shares plus the aggregate value of the Additional Shares (in each case valued at the Average Trading Price) (collectively the “Aggregate Share Consideration Value”) shall not in any event exceed $2,250,000.  Parent shall deliver, or cause to be delivered, original stock certificates representing the Additional Shares to Seller Parent within five (5) Business Days after the Closing Date.

(c)                                  Buyer will pay in cash to Seller Parent, an amount equal to the Estimated Purchase Price minus the Aggregate Share Consideration Value (the “Cash Consideration”), by wire transfer of immediately available funds to an account that Seller Parent designates in writing at least two (2) Business Days before the Closing Date.

2.3                                 Purchase Price Adjustment.

(a)                                  Sellers’ Preparation of the Estimated Statement and determination of the Estimated Purchase Price.  Not more than three (3) Business Days before the Closing Date, the Sellers will prepare and deliver to Buyer an estimated statement (the “Estimated Statement”) setting forth in reasonable detail, Sellers’ good-faith estimate of Tangible Net Assets (determined in accordance with the Sample Tangible Net Assets calculation methodology set forth on Schedule 2.3(i)) (the “Estimated Tangible Net Assets”).  The Estimated Statement shall set forth the “Estimated Purchase Price,” which shall be equal to the Initial Purchase Price (1) decreased by the entire amount, if any, by which Estimated Tangible Net Assets is less than Target Tangible Net Assets, or (2) increased by the entire amount, if any, by which Estimated Tangible Net Assets is greater than Target Tangible Net Assets.

(b)                                 Buyer’s Preparation of the Statement Within 90 days after the Closing Date, Buyer will prepare and deliver to the Company a statement (the “Statement”) setting forth, in reasonable detail, Buyer’s good-faith determination of Tangible Net Assets.  The Company will assist Buyer and its representatives in all reasonable respects in preparing the Statement and will give Buyer and its representatives reasonable access at all reasonable times to the personnel, properties, books and records of the Company and its Affiliates for such purpose and the other matters in this Section 2.3.  Such 90-day period will be extended, to the extent of any unreasonable delay by the Company in providing such assistance or access.  The final determination of Tangible Net Assets pursuant to this Section 2.3 is “Final Tangible Net Assets.”

(c)                                  The Company’s Response to the Statement.  The Tangible Net Assets in the Statement will become final and binding upon the Parties (and become Final Tangible Net Assets) 45 days after Buyer gives the Statement to the Company, unless the Company gives written notice, in reasonable detail, of its disagreement (a “Notice of Disagreement”) to Buyer before the end of such 45-day period.  The Company may give a Notice of Disagreement only if (1) assuming all of the Company’s assertions therein were sustained, the Purchase Price would be higher than if the Company had not given such Notice of Disagreement to Buyer and (2) such Notice of Disagreement states the Company’s determination of Tangible Net Assets.  The only disagreements that may be stated in a Notice of Disagreement are those that relate to any claimed inconsistencies between the principles, accounting methods, historical policies, practices and procedures used in preparing the Statement and the principles, accounting methods, historical policies, practices and procedures used in the calculation of Tangible Net Assets as shown in Schedule 2.3(i) or errors in mathematical computation.  Notwithstanding anything to the contrary in this Section 2.3, no disagreement in a Notice of Disagreement may relate to the principles used in preparing the Statement or the calculation of Target Tangible Net Assets as long as such principles are also consistently applied to determine Tangible Net Assets.  If the Company gives a valid Notice of Disagreement before the end of such 45-day period stated above, then Final Tangible Net Assets (as finally determined in accordance with clause (A) or (B) below) will become final and binding on the Parties upon the earlier of (A) the date the Parties resolve in writing any differences they have with respect to all items specified in such Notice of Disagreement or (B) the date any disputed items are finally resolved in writing by the Arbitrator pursuant to Section 2.3(c).

(d)                                 Resolving Matters in Notice of Disagreement.  During the 30-day period after a valid Notice of Disagreement is given, the Company and Buyer will attempt to resolve in writing any differences that they have regarding any item in such Notice of Disagreement.  If, at the end of such 30-day period, the Company and Buyer have not reached agreement on all such items, then either Party may require that the items that remain in dispute be promptly submitted to an arbitrator (the “Arbitrator”) for review and resolution.  The Arbitrator will be a public accounting firm agreed upon by the Parties in writing; provided that the Arbitrator will not be an accounting firm used by either the Company or Buyer (or any of their Affiliates) within the preceding three years for audit or valuation purposes.  If the Parties cannot agree upon an Arbitrator within 15 Business Days after first attempting to do so, then the Arbitrator will be selected by lot from a list of four potential Arbitrators remaining after the Company nominates three, Buyer nominates three, and the Company and Buyer each eliminate one potential Arbitrator from the other’s nominations.  The Arbitrator will determine procedures for such arbitration, subject to the terms hereof.  The Arbitrator will only consider the items that remain in dispute.  The Arbitrator will render a decision resolving such items in dispute within 30 days after completion of submissions to the Arbitrator.  The Arbitrator will determine Final Tangible Net Assets solely based on submissions made by the Company and Buyer consistent with the terms hereof (and not by independent review).  The Arbitrator will not assign a value to any item that is greater than the greater value for such item claimed by either the Company or Buyer nor less than the lesser value for such item claimed by either of such Parties.

(e)                                  Allocation of Fees and Expenses.  The Company and Buyer will each pay its own fees and expenses regarding such arbitration and half of the fees and expenses of the Arbitrator.

(f)                                    Adjustment to Purchase Price Based on Final Tangible Net Assets.  The Purchase Price will be, and automatically will be adjusted to be, the Initial Purchase Price (1) decreased by the entire amount, if any, by which Final Tangible Net Assets is less than Estimated Tangible Net Assets, or (2) increased by the entire amount, if any, by which Final Tangible Net Assets is greater than Estimated Tangible Net Assets.  However, if no such adjustment is required pursuant to this Section 2.3(f), then the Purchase Price will equal the Initial Purchase Price.

(g)                                 Reconciliation Payment.  Within five (5) Business Days after Final Tangible Net Assets becomes final and binding on the Parties, the following will occur (with the payments in this Section below being made by wire transfer of immediately available funds):

(1)                                  if the Estimated Purchase Price (as paid at Closing) is more than the Purchase Price (as adjusted, if at all, under Section 2.3(f)), then the Company will pay to Buyer the amount of such excess, without interest.

(2)                                  if the Estimated Purchase Price (as paid at Closing) is less than the Purchase Price (as adjusted, if at all, under Section 2.3(f)), then Buyer will pay to Company the amount of such excess, without interest.

(h)                                 Target Tangible Net Assets Defined.  “Target Tangible Net Assets” means the amount of $0.00.

(i)                                     Tangible Net Assets Defined.  “Tangible Net Assets” means an amount equal to (x) the aggregate dollar amount of all Acquired Assets other than goodwill attributable to customer relationships and proprietary technology (in accordance with the methodology set forth on Schedule 2.3(i)) minus (y) the aggregate dollar amount of all Assumed Liabilities that are total liabilities in the categories set forth on Schedule 2.3(i).  The Parties’ illustrative calculation of Tangible Net Assets, as if the Closing occurred on August 31, 2012, is attached in Schedule 2.3(i) (“Sample Tangible Net Assets”).  The Sample Tangible Net Assets calculation set forth in Schedule 2.3(i) shall serve as an example only and in no event will any amounts set forth on it be binding in connection with the determination of Final Tangible Net Assets other than as set forth in Section 2.3(j).  The calculations hereunder in each case determined as of the Effective Time and in accordance with GAAP, consistently applied with, and using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the example calculation of Sample Tangible Net Assets set forth in Schedule 2.3(i), and including the Company’s share of any Prorated Items pursuant to Section 2.3(j).

(j)                                     Prorated Item Reconciliation.  In addition to the foregoing matters in this Article 2, the Company and Buyer will prorate, as of the Effective Time, based on the number of days elapsed in the applicable period, all prorated items, and set forth such proration on Schedule 2.3(j) (“Prorated Item” means:  (A) rent, utility, ad valorem Tax regarding real estate that is a direct or indirect obligation pursuant to the terms of an Assumed Real Property Lease, common area maintenance, marketing or advertising allocation or other similar amount paid or payable with respect to any Assumed Real Property Lease; (B) prepaid cost or expense based on a period of time; or (C) charge or payment based on a period of time of performance or possession under any lease (other than any Assumed Real Property Lease), service Contract, maintenance Contract, marketing or advertising Contract or similar Contract).  The Company’s share of Prorated Items will be reflected in Final Tangible Net Assets, as an asset or liability as applicable.  To the extent any Prorated Item is not reflected in Final Tangible Net Assets, within five (5) Business Days after Final Tangible Net Assets becomes final and binding upon the Parties, Buyer will pay to the Company or the Company will pay to Buyer (as applicable) the amount necessary to allocate such Prorated Items not reflected in Final Tangible Net Assets between the Company and Buyer under this Section 2.3(j) such that each has paid its pro rata share thereof.  Such payment will be made, without interest, by wire transfer of immediately available funds.

(k)                                  Allocation of Purchase Price.  Within 90 days following the Closing, Buyer (after reasonable consultation with Company) will deliver to the Company a proposed allocation of the Purchase Price with respect to the Acquired Assets and the Assumed Liabilities (the “Purchase Price Allocation”).  The Purchase Price Allocation will be prepared in accordance with Section 1060 of the Code and will be subject to the Company’s review and approval for a period of 15 Business Days following the Company’s receipt of the Purchase Price Allocation, such approval not to be unreasonably withheld.  If Company disagrees with the proposed Purchase Price Allocation, the Company shall notify Buyer in writing within such 15 Business Day period.  For a period of 30 days following Buyer’s receipt of any such notification, the Parties shall use their reasonable best efforts to resolve all disagreements with respect to the proposed Purchase Price Allocation.  In the event that the Parties reach agreement within such 30 day period, the Parties will make consistent use of the Purchase Price Allocation for all Tax purposes and in all Tax Returns in respect thereof, as adjusted to reflect any adjustments needed to remain consistent with Final Tangible Net Assets and the resulting adjustment to the Purchase, and with respect to such agreed upon Purchase Price Allocation, as so adjusted, each Party will (1) be bound by such allocation, (2) act in accordance with such allocation in the preparation of all financial statements and the filing of all Tax Returns (including the filing of its IRS Forms 8594 (whether initial or supplemental) relating to the transactions contemplated herein) and in the course of any Tax audit, Tax review or other Tax Proceeding relating thereto, and (3) take no position and cause its Affiliates to take no position inconsistent with such allocation for Tax purposes (including in connection with any Proceeding), unless in each case otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.  If the Parties are unable to agree on the Purchase Price Allocation, each Party may use its own Purchase Price Allocation.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Sellers’ Disclosure Schedule, each Seller, jointly and severally, hereby represent and warrant to Buyer and Parent as follows:

3.1                                 Organization and Good Standing. The Company is a duly organized and validly existing corporation in good standing under the laws of the state of North Carolina.  The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, with each such jurisdiction being listed in Section 3.1 of the Sellers’ Disclosure Schedule, except where the failure to be so qualified or in good standing will not have a Material Adverse Effect on the Company.  The Company has full corporate power and authority to own and lease its properties and assets and conduct its business as now conducted and as proposed to be conducted, except where the failure to have such power and authority will not have a Material Adverse Effect on the Company.  The Company does not hold any equity interest, directly or indirectly, of any other Person.  The Company has delivered to Buyer a true, correct and complete copy of the Organizational Documents of the Company.  Section 3.1 of the Sellers’ Disclosure Schedule lists the officers, stockholders and directors of the Company.  The Company is not in default under or in violation of any provision of any of its Organizational Documents.

3.2                                 Capitalization. Section 3.2 of the Sellers’ Disclosure Schedule lists (a) all equityholders of the Company and all equity interests of the Company held by each of them and (b) the equity interests held by the Company, directly or indirectly, in any other Person, if any.  Other than rights of Buyer created hereunder and except as set forth on Section 3.2 of the Sellers’ Disclosure Schedule, there is no:  (1) pre-emptive right, option, warrant, put, call, purchase right, subscription right, conversion right, convertible instrument, exchange right or other security, Contract or commitment of any nature whereby any Person has, or has a right to receive, any equity interest of, or right or obligation to acquire any equity interest of, the Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to the Company; or (3) voting trust, proxy or other Contract with respect to any equity interest of the Company. The Company has no Subsidiaries.

3.3                                 Authority and Authorization; Conflicts; Consents.

(a)                                  Authority and Authorization.  The execution, delivery and performance of this Agreement and each Ancillary Document of by the Sellers, or any of their Affiliates, has been duly authorized and approved by all necessary corporate or other action (as applicable) with respect to each Seller and each such Affiliate, and each such authorization and approval remains in full force and effect.  Assuming due authorization, execution and delivery by Buyer and Parent and their applicable Affiliates of this Agreement and each Ancillary Document of Buyer or Parent or any of their Affiliates, this Agreement is, and each Ancillary Document of each Seller, or any of their Affiliates, at Closing will be, the legal, valid and binding obligation of such Seller and each such applicable Affiliate, enforceable against each such Seller and each such applicable Affiliate in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Each Seller and each such applicable Affiliate has all requisite corporate or other power (as applicable) and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by such Seller or such applicable

Affiliate and to consummate the transactions contemplated herein and therein to be consummated by each such Seller and each such applicable Affiliate.

(b)                                 Conflicts.  Except as listed in Section 3.3(b) of the Sellers’ Disclosure Schedule, neither the execution nor delivery by any Seller of this Agreement, or by any Seller or any Affiliate of such Seller of any Ancillary Document, nor consummation by any Seller or any Affiliate of such Seller of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of any Seller or any of their Affiliates; (2) violate any Applicable Law or Order; (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than the Company, Seller or any Affiliate of such Seller to accelerate, increase, terminate, modify or cancel any right or obligation in a manner materially adverse to any Acquired Asset, Assumed Liability or the Business or result in the creation of any Encumbrance on the Acquired Assets under, any Contract to which the Company is a party or by which any Acquired Asset is bound; or (4) give rise to any limitation, restriction or adverse effect on Buyer’s ability or Parent’s ability to conduct its business (including the Business) after Closing.

(c)                                  Consents.  Except as listed in Section 3.3(c) of the Sellers’ Disclosure Schedule, no consent or approval by, notification to or filing with any Person is required in connection with any Seller’s or any of any of their Affiliates’ execution, delivery or performance of this Agreement or any Ancillary Document of any Seller or any Affiliate of any of them, or Sellers’ or any such Affiliate’s consummation of the transactions contemplated herein or therein, except where the failure to obtain such Consent will not have a Material Adverse Effect on the Company.  “Consent” means each consent, approval, notice or filing listed in Section 3.3(c) of the Sellers’ Disclosure Schedule.

3.4                                 Financial Statements and Undisclosed Liabilities.

(a)                                  Financial Statements Defined.  Section 3.4(a) of the Sellers’ Disclosure Schedule contains a true, correct and complete copy of the following: the (A) unaudited balance sheet reflecting the Acquired Assets and Assumed Liabilities as of August 31, 2012 (the “Balance Sheet Date” and such balance sheet as of the Balance Sheet Date is the “Balance Sheet”); (B) unaudited income statements reflecting the operations of the Acquired Assets and Assumed Liabilities for the fiscal years ended December 31, 2010 and December 31, 2011 and for the period ended August 31, 2012 (collectively, the “Financial Statements”).

(b)                                 Financial Statements and Records.  The Financial Statements (1) were prepared in accordance with GAAP consistently applied with the Company’s past practices except for adjustments related to non-recurring items, (2) were prepared in all material respects in accordance with, and are consistent with, the books and records of the Company, and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Acquired Assets and Assumed Liabilities at their respective dates and the results of historical operations of the business being acquired for the respective periods covered thereby.  The financial records of the Company, all of which the Company has made available to Buyer, are true, correct and complete in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(c)                                  Undisclosed Liabilities.  There is no material Liability related to the Acquired Assets (and there is no reasonable basis for any present or future Proceeding against the Company giving any right to any Liability), except for any Liability (1) set forth on the face of the Balance Sheet, (2) listed in Section 3.4(c) of the Sellers’ Disclosure Schedule, (3) that has arisen in its Ordinary Course of Business since the Balance Sheet Date (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law), (4) under this Agreement or any Ancillary Document or otherwise in connection with the transactions contemplated herein or therein, (5) is an Excluded Liability, or (6) is an Assumed Liability.

3.5                                 Taxes.  Seller Parent has filed or caused to be filed on a timely basis all Tax Returns that are due or that were required to be filed by, on behalf of or with respect to the Company pursuant to Applicable Law.  Seller Parent or one of its Affiliates has properly paid all Taxes owed by or with respect to the Company that have become due, whether or not shown due on any return.  Provision has been or will be made by Seller Parent for the payment of all Taxes of the Company that will become due, with respect to all Tax periods or portions thereof ending before the Effective Time or pursuant to any assessment received by the Company or any member of an Affiliated Group of which the Company is or was a member related to any such Tax period or portion thereof.  All other Taxes that the Company, or Seller Parent, on behalf of the Company, is or was required by Applicable Law to withhold, deduct or collect have been duly withheld, deducted and collected by the Company and, to the extent required, have been paid to the proper Governmental Authority.  No claim has ever been made, or is reasonably expected to be made, by any Governmental Authority in a jurisdiction where Seller Parent does not file Tax Returns that the Company is or may be subject to Taxation by such jurisdiction.  There is no Encumbrance on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax and there is no reasonable basis for assertion of any claim attributable to Taxes which, if adversely determined, would result in any such Encumbrance.  Neither Seller Parent nor the Company is a “foreign person” within the meaning of Section 1445 of the Code.

3.6                                 Litigation and Orders. Except as listed in Section 3.6 of the Sellers’ Disclosure Schedule, (a) there is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or, to the Knowledge of any Seller, Threatened against the Company or to which the Company is a party or that is reasonably expected to materially adversely affect any Acquired Asset, Assumed Liability or the Business and (b) the Company is not subject to any Order.  No Proceeding or Order has had or is reasonably likely to have a Material Adverse Effect on the Business or will materially and adversely affect any Seller’s ability to consummate the transactions contemplated herein.  The Company is not in default or other violation with respect to any Order.

3.7                                 Compliance with Law. At all times since January 1, 2008, the Company has been operated in compliance in all material respects with all Applicable Laws (including those relating to (1) maintaining Permits required of the Company, if any, to conduct its business, (2) pollution or protection of the environment and (3) occupational health, welfare and safety), except as listed in Section 3.7(a) of the Sellers’ Disclosure Schedule.  No written notice has been received by any Seller since January 1, 2008, from any Governmental Authority alleging that the Company is not or was not in compliance in any material respect with any Applicable Law.  The Company possesses and is in compliance in all material respects with each Permit necessary for the Company to own, operate and use its assets and conduct its business.  The Company has delivered to Buyer a true, correct and complete copy of each such Permit, and each such Permit is listed in Section 3.7(b) of the Sellers’ Disclosure Schedule.  Notwithstanding anything contained in this Agreement to the contrary, Sections 3.5, 3.12, 3.16, and 3.17, contains Sellers sole representations and warranties regarding the subject matter of such Sections with respect to compliance with Applicable Laws.

3.8                                 Contracts.

(a)                                  Schedules 1.1(a)(4), 1.1(a)(5), 1.1(b)(3) and 1.1(b)(4), taken together, is a true, correct and complete list of the following Contracts to which the Company is a party or by which any of its assets is bound (each Contract so listed or required to be so listed being a “Major Contract”) and, to the extent that a Major Contract is oral, one of such Schedules contains an accurate description thereof, and each Major Contract is listed under a heading in such Schedule that corresponds with the applicable clause among the following to which such Major Contract relates:

(1)                                  each Contract regarding the employment of any Person that provides for payment of salary in excess of $75,000.00 (other than for those employees that do not have written Contracts and are listed on Section 3.17(b) of the Sellers’ Disclosure Schedule), employment other than at-will, severance upon termination of employment or change of control payments upon the consummation of the transactions under this Agreement;

(2)                                  each covenant not to compete that restricts in any respect the operation of the business of the Company or that provides any benefit to the Company (other than covenants not to compete that are entered into with the Company’s employees for the benefit of the Company in the Ordinary Course of Business and covenants included in the Company’s standard form agreements);

(3)                                  each operating lease (as lessor or lessee) of tangible personal property (other than those where the amount payable thereunder is less than $10,000.00 per Contract or that are terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to products provided or services rendered before the termination thereof);

(4)                                  each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the Ordinary Course of Business of the Company);

(5)                                  each Contract that provides for management, personal service or consulting services to the Company (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to services rendered before the termination thereof);

(6)                                  each Contract for the purchase by the Company of any supply or product (except those entered into in its Ordinary Course of Business on an order-by-order basis where the amount thereof is less than $10,000.00 per Contract);

(7)                                  each mortgage agreement, deed of trust, security agreement, purchase money agreement, conditional sales contract, capital lease or other similar Contract created or assumed by, or permitted to be created by written document made or accepted by, the Company or any sale-leaseback arrangement pertaining to any real property or to equipment;

(8)                                  each Contract under which the Company is obligated to repay or has guaranteed any outstanding indebtedness for borrowed money or remains obligated to lend to or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(9)                                  each Contract under which the Company has advanced or loaned any other Person amounts for such Person exceeding $10,000.00;

(10)                            each outstanding power of attorney with respect to the Company;

(11)                            each lease or sublease (whether as lessor or lessee) for the use or occupancy of real property;

(12)                            each Contract requiring the Company to reimburse any maker of a letter of credit or banker’s acceptance;

(13)                            each partnership, joint venture or similar Contract;

(14)                            each Contract with any Affiliate of (A) the Company or (B) any officer or director of (or any person holding a similar position with) the Company;

(15)                            each Contract with any referral source for, or distributor, broker or reseller of, any product or service offered by the Company;

(16)                            each Contract for any advertising or promotional service or website design or hosting (other than those where the amount payable thereunder is less than $10,000.00 per Contract or that are terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company, except Liability with respect to services ordered before the termination thereof);

(17)                            each Contract containing any form of most-favored provision in favor of any supplier or customer of the Company;

(18)                            each Contract for the sale of any product or service offered by the Company that calls for performance over a period of more than six months (other than those that are or on the Closing Date will be terminable at will or upon not more than 30 days’ notice by the Company without any Liability to the Company except Liability with respect to products or services ordered before the termination thereof); and

(19)                            each other Contract not entered into in the Ordinary Course of Business of the Company.

(b)                                 The Company has delivered to Buyer a true, correct and complete copy of each Major Contract (or, to the extent that a Major Contract is oral, an accurate description of the terms thereof is included in Schedules 1.1(a)(4), 1.1(a)(5), 1.1(b)(3) or 1.1(b)(4)) or, to the extent entered into in its Ordinary Course of Business based on a standard form of Contract, the standard form has been delivered to Buyer).  With respect to each Assumed Contract:

(1)                                  such Assumed Contract is legal, valid and binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) in accordance with its terms against the Company and, to the Knowledge each Seller, against each other party thereto, and such Assumed Contract will continue to be so legal, valid, binding, in full force and effect and enforceable (except to the extent enforceability may be limited by any Enforcement Limitation) on identical terms upon the consummation of the transactions contemplated herein (except to the extent that the other party to such Contract terminates such Contract);

(2)                                  the Company is not and, to the Knowledge of each Seller, no other party thereto is in material breach of or default under such Assumed Contract and no party thereto has given to any other party thereto notice alleging that such a breach or default occurred;

(3)                                  to the Knowledge of each Seller Knowledge Person, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Assumed Contract or of any material right or Liability thereunder;

(4)                                  the Company has not waived any material right under such Assumed Contract;

(5)                                  no party to such Assumed Contract has terminated, modified, accelerated or canceled such Assumed Contract or any material right or Liability thereunder or to the Knowledge of each Seller communicated such party’s desire or intent to do so;

(6)                                  the Company has not received any prepayment under such Assumed Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Balance Sheet and will be set forth in the Final Tangible Net Assets); and

(7)                                  if the parties to such Assumed Contract are performing under terms that have expired by the express terms of such Assumed Contract, then Section 3.8(a) of the Sellers’ Disclosure Schedule identifies such expiration and describes the material terms under which such parties continue to perform.

3.9                                 Certain Assets. The Company has good and marketable title to, or a valid leasehold interest in or a valid license for, each Acquired Asset, free and clear of any Encumbrance other than any Permitted Encumbrance, including the Permitted Encumbrances listed on Section 3.9 of the Sellers’ Disclosure Schedule.  Each such asset that is personal property is free from defects (patent and latent), has been maintained in accordance with normal applicable industry practice, is in good operating condition and repair (except normal wear and tear) and is suitable and sufficient for the purposes for which it is used and presently is proposed to be used.  The Company has exclusive possession and control of each such asset that is personal property at each Assumed Facility.

3.10                           Intentionally Omitted.

3.11                           Real Property.

(a)                                  Section 3.11(a) of the Sellers’ Disclosure Schedule lists all real property and all interests in real property, in each case that is leased or occupied by the Company or that the Company has the right to occupy, now or in the future (each, whether written or oral, being a “Real Property Lease” and any real property leased or occupied under a Real Property Lease being “Leased Real Property”).  Except as set forth on Section 3.11(a) of the Sellers’ Disclosure Schedule (the “Owned Real Property”), the Company does not own, and has not ever owned, any real property.

(b)                                 All of the land, buildings, structures and other improvements used by the Company in the conduct of its business are included in the Leased Real Property and Owned Real Property.  Except for the Real Property Leases, there is no lease (including sublease) or occupancy agreement in effect with respect to any Leased Real Property.  There is no pending or, to the Knowledge of each Seller, Threatened Proceeding regarding condemnation or other eminent domain Proceeding affecting any Leased Real Property or Owned Real Property or any sale or other disposition of any Leased Real Property or Owned Real Property in lieu of condemnation.  No Leased Real Property or Owned Real Property has suffered any material damage by fire or other casualty that has not been repaired and restored in all material respects.

(c)                                  The Company has a valid leasehold interest under each Real Property Lease, subject to any Enforcement Limitation.  The Company is not in default or otherwise in breach under any Real Property Lease and, to the Knowledge of each Seller, no other party is in default or otherwise in breach thereof.  To the Knowledge of each Seller, no party to any Real Property Lease has exercised any termination right with respect thereto.  The Company has provided to Buyer a true, correct and complete copy of each Real Property Lease.  Each Real Property Lease is in full force and effect and constitutes the entire agreement between the parties thereto, and there are no other agreements, whether oral or written, between such parties.  All rent and other sums and charges payable by the Company as tenant thereunder are current.  No party to any Real Property Lease has repudiated any provision thereof and there is no dispute, oral agreement or forbearance program in effect with respect to any Real Property Lease.  The Company has good title to the leasehold estate and other rights of the tenant with respect to the property affected by each Real Property Lease, free and clear of all Encumbrances, except any Permitted Encumbrance.  The Company has not received written or, to the Knowledge of each Seller, oral notice from any insurance company that such insurance company will require any alteration to any Leased Real Property for continuance of a policy insuring such property or the maintenance of any rate with respect thereto (other than any notice of alteration that has been completed), to the extent that such alteration is the responsibility of the Company.

3.12                           Environmental Matters.

(a)                                  To the Knowledge of each Seller Knowledge Person, the Company has delivered to Buyer a true, correct and complete copy of all reports, Permits, authorizations, disclosures and other documents relating to the status of any of the Leased Real Property or otherwise relating to the Business with respect to any Environmental Law.

(b)                                 The Company has obtained each Permit that it is or was required to obtain under any Environmental Law, except where the failure to obtain such Permit will not be materially adverse to the Business, and all of such Permits that are currently held by the Company are listed in Section 3.12(b) of the Sellers’ Disclosure Schedule.  The Company is and always has been in compliance in all material respects with all Environmental Laws and the terms and conditions of all material Permits issued with respect to the Company pursuant to any Environmental Law.  No incident, condition, change, effect or circumstance with respect to the Company has occurred or exists that could reasonably be expected to prevent or interfere with such material compliance by the Company in the future, including any failure to make a timely application or submission for renewal of any such Permit.

(c)                                  There is no Environmental Claim pending or, to the Knowledge of each Seller, Threatened against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law.  No incident, condition, change, effect or circumstance has occurred or exists that could reasonably be expected to form the basis of an Environmental Claim against the Company or against any Person whose Liability for such Environmental Claim the Company has or retained or assumed by Contract or under any Applicable Law.

(d)                                 To the Knowledge of each Seller Knowledge Person, there is no (1) underground storage tank located on any Leased Real Property or Owned Real Property, (2) well located on any of the Leased Real Property or Owned Real Property (regardless of whether such well is in use) or (3) asbestos contained in or forming part of any building, building component, structure or office space on any Leased Real Property or Owned Real Property that is in a damaged condition such that it is not in material compliance with all Environmental Laws.

(e)                                  To the Knowledge of each Seller, the Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Substance in a manner so as to create any material Liability under any Environmental Law for Buyer.

3.13                           Intellectual Property.

(a)                                  Section 3.13(a) of the Sellers’ Disclosure Schedule lists all Intellectual Property of the Company that is registered with any Governmental Authority (or with any Person that maintains domain name registrations) and all applications for any such registration.

(b)                                 The Company owns (free and clear of all Encumbrances, other than any Permitted Encumbrance), or has the right to use without payment of any royalty, license fee or similar fee (other than pursuant to an Assumed Contract listed in Schedule 1.1(a)(4)), the Intellectual Property used by the Company in the operation of the Business.

(c)                                  Except as listed in Section 3.13(c) of the Sellers’ Disclosure Schedule:

(1)                                  (A) the Company has not received notice that any registered Intellectual Property that is an Acquired Asset has been declared unenforceable or otherwise invalid by any Governmental Authority and (B) no Intellectual Property of the Company that is an Acquired Asset is or has been involved in any interference, reissuance, reexamination, invalidation, cancellation, opposition or similar Proceeding and, to the Knowledge of each Seller, no such Proceeding is Threatened;

(2)                                  the Company has not received any written, or to the Knowledge of any Seller Knowledge Person, any oral, charge, complaint, claim, demand or notice since January 1, 2008, alleging that any use, sale or offer to sell any good or service of the Company interferes with, infringes upon, misappropriates or violates any Intellectual Property right of any other Person, including any claim that the Company must license or refrain from using any Intellectual Property right of any other Person or any offer by any other Person to license any Intellectual Property right of any other Person; and

(3)                                  to the Knowledge of each Seller, the Company is not interfering with, infringing upon, misappropriating or violating the Intellectual Property of any other Person, and, to the Knowledge of each Seller, no other Person is interfering with, infringing upon, misappropriating or violating the Intellectual Property of the Company.

(d)                                 Except as listed in Section 3.13(d) of the Sellers’ Disclosure Schedule, each former and current employee of the Company is a party to a written Contract with the Company that assigns to the Company all rights to all inventions, improvements, discoveries and information relating to the Company, and the Company has provided a true, correct and complete copy of each such Contract, or a form thereof, to Buyer.  No former or current employee of the Company is bound by any Contract (other than with the Company) that restricts or limits the scope or type of work in which such employee may be engaged or requires such employee to transfer, assign or disclose information concerning such employee’s work to any Person other than the Company.

(e)                                  With respect to each issued or registered item of Intellectual Property, such Intellectual Property is:  (1) in compliance with all applicable legal requirements (including:  payment of filing, examination and maintenance fees; proofs of working or use; post-registration filing of affidavits of use; and incontestability and renewal applications); (2) valid and enforceable; and (3) not subject to any maintenance fee, Tax or action that is due within 90 days after the Closing Date.

(f)                                    With respect to each trade secret of the Company (including each item of Intellectual Property that the Company regards as a trade secret):  (1) the documentation relating to such trade secret is current, accurate and is sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; (2) the Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of such trade secret; and (3) to the Knowledge of each Seller, such trade secret has not been used, divulged or appropriated either for the benefit of any Person (other than the Company) or to the detriment of the Company.

3.14                           Insurance.

(a)                                  Section 3.14(a) of the Sellers’ Disclosure Schedule lists the following information with respect to each insurance policy to which the Company is or was at any time during the preceding one-year period a party or under which any of its assets, employees, officers, directors, managers or governors (in each such individual’s capacity as such) is or was at any time during such period a named insured or otherwise the beneficiary of coverage thereunder (each an “Insurance Policy”): (1) the name of the insurer, the name of the policyholder and the name of each covered insured; and (2) the policy number and the period of coverage.

(b)                                 Except as listed in Section 3.14(b) of the Sellers’ Disclosure Schedule, with respect to each Insurance Policy:  (1) such Insurance Policy is legal, valid, binding, enforceable and in full force and effect (subject to any Enforcement Limitation); (2) such Insurance Policy will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated herein (except to the extent enforceability may be limited by any Enforcement Limitation and except to the extent that the Company cancels such policies after the Effective Time); (3) neither the Company nor, to the Knowledge of each Seller, any other party to such Insurance Policy is in default or otherwise in breach thereof (including regarding payment of premiums or giving of notices); and (4) no event has occurred that (with or without the passage of time or giving of notice) would constitute such a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under such Insurance Policy.  The Company has been covered during the past five years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during such period.  The Insurance Policies are sufficient for compliance with all Applicable Laws and all Major Contracts.  All premiums due with respect to the Insurance Policies covering all periods up to and including September 30, 2012 have been paid.

3.15                           Absence of Certain Events. Since the Balance Sheet Date, (A) there has not been any Material Adverse Effect on the Business and (B) the Company has been operated in its Ordinary Course of Business.  Without limiting the generality of the foregoing, except as listed in Section 3.15 of the Sellers’ Disclosure Schedule, since the Annual Balance Sheet Date, the Company did not do any of the following:

(a)                                  (1) issued or otherwise allowed to become outstanding or acquired or pledged or otherwise encumbered any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (2) declared, set aside or paid any dividend on, or made any other distribution in respect of, any of its equity interests or other securities, (3) split, combined or reclassified any of its equity interests or issued or authorized the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or made any other change to its capital structure or (4) purchased, redeemed or otherwise acquired any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(b)                                 (1) except for sales of inventory in its Ordinary Course of Business, made any sale, lease to any other Person, license to any other Person or other disposition of any material asset, (2) failed to preserve and maintain all of the Leased Real Property in substantially the same condition as existed on the Balance Sheet Date, ordinary wear and tear excepted, (3) erected any new, material improvement on any of the Leased Real Property, (4) made any material capital expenditure or purchased or otherwise acquired any material asset (other than purchases of inventory in its Ordinary Course of Business and capital expenditures that do not exceed $25,000.00 (individually or in the aggregate), licensed any intangible asset from any other Person, except non-exclusive licenses in its Ordinary Course of Business of commercially available off-the-shelf software, leased any real property from any other Person or leased any tangible personal property from any other Person, except leases of tangible personal property in its Ordinary Course of Business under which the payments do not exceed $10,000.00 (individually or in the aggregate)), (5) acquired by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any Person or division thereof, (6) disclosed any material confidential, proprietary or non-public information, except as is and was reasonably protected under a customary non-disclosure Contract or (7) adopted a plan of liquidation, dissolution, merger, consolidation, statutory share exchange, restructuring, recapitalization or reorganization;

(c)                                  granted or had come into existence any Encumbrance on any material asset, other than (1) pursuant to a Major Contract listed in Schedules 1.1(a)(4), 1.1(a)(5), 1.1(b)(3) or 1.1(b)(4) or (2) any Permitted Encumbrance;

(d)                                 (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of any other Person for borrowed money or (3) agreed to maintain the financial condition of any other Person;

(e)                                  (1) incurred any indebtedness for borrowed money that will not be satisfied at Closing, (2) made any loan, advance or capital contribution to, or investment in, any non-Affiliate or (3) made or pledged to make any charitable or other capital contribution;

(f)                                    (1) except in its Ordinary Course of Business, entered into any material Contract (other than any of the Material Contracts), or amended or terminated in any respect that is or was material and adverse to the Company any material Contract to which the Company is or was a party, or (2) waived, released or assigned any material right or claim under any such material Contract;

(g)                                 (1) adopted or changed any material accounting method or principle used by the Company, except as required under GAAP or the Code or (2) changed any annual accounting period;

(h)                                 failed to (1) keep intact the then-existing business organization of the Company, (2) keep available to the Company the then-existing officer and management-level employees of the Company, or (3) maintain the Company’s relationship with any of its suppliers, customers or others having material business relations with the Company, except for such relationships that expired by their terms;

(i)                                     (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan for the benefit or welfare of any individual, (2) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment, (3) increased any compensation or fringe benefit of any director, officer or management-level employee or paid any benefit to any director, officer or management-level employee, other than pursuant to a then-existing Plan or in amounts consistent with past practice, (4) granted any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder), (5) entered into or amended any collective bargaining agreement or (6) except as required by Applicable Law or Contract that existed during such period, took any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(j)                                     amended or changed, or authorized any amendment or change to, any of its Organizational Documents;

(k)                                  except in its Ordinary Course of Business, (1) paid, discharged, settled or satisfied any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (2) otherwise waived, released, granted, assigned, transferred, licensed or permitted to lapse any right of material value; or

(l)                                     entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.

3.16                           Employee Benefits. (a) Section 3.16(a) of the Sellers’ Disclosure Schedule lists each Employee Plan. The Company has delivered to Buyer with respect to each Employee Plan true, correct and complete copies of (1) the plan documents and all amendments thereto; (2) all insurance contracts or other funding arrangements; (3) the most recent IRS determination, opinion or advisory letter, where applicable; (4) the current summary plan descriptions; (4) the three (3) most recent Form 5500s; and (5) any other document Buyer reasonably requested.

(b)                                 Each Employee Plan (and any related trust, insurance contract, or other funding instrument) has been established, operated and administered in all material respects in accordance with its terms and in compliance with all Applicable Law.  All material reports required to be filed with any Governmental Authority with respect to each Employee Plan have been timely filed.  Neither the Company nor any current or former ERISA Affiliate has, at any time since January 1, 2000, maintained or made any contributions to (or had any obligation to make contributions to) (1) any defined benefit pension plan or multiemployer pension plan (as defined in Section 3(37) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code or (2) any multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(c)                                  The Company has satisfied all obligations applicable to the Company or any of its ERISA Affiliates under Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA and each applicable state law relating to continuation of health or other coverage to any employee or former employee of the Company (or any dependent or former dependent of such an employee or former employee) with respect to any qualifying event that has occurred on or before the Closing Date.  No Employee Plan provides health, dental, or life insurance benefits to any employee of the Company or a current or former ERISA Affiliate, or any dependent of any such employee, following termination of the employee’s employment, except as may be required by Section 4980B of the Code or applicable state law.  Section 3.16(c) of the Sellers’ Disclosure Schedule lists each individual who, as of the date of this Agreement, (i) is currently receiving continuation coverage under COBRA under an Employee Plan or (ii) is within his or her COBRA election period.

(d)                                 Each Employee Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a current favorable determination letter (or is entitled to rely on the prototype plan sponsor’s opinion or advisory letter) from the IRS recognizing its tax-favored status, and nothing has occurred, whether by action or failure to act, that could adversely affect such Employee Plan’s qualified status.

(e)                                  There are no claims (other than routine claims for benefits) or proceedings pending or, to the knowledge of the Company, threatened by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any participant or beneficiary with respect to any Employee Plan or any other employee benefit plan, agreement, commitment or arrangement in the past maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate has ever been under an obligation to contribute.

(f)                                    The Company and its ERISA Affiliates have made on a timely basis all contributions or payments required to be made by it under the terms of each Employee Plan or all applicable law.  With respect to all insurance contracts used to fund or provide benefits under an Employee Plan, all insurance premiums due for all periods before the Closing Date have been paid in full.

3.17                           Employees and Labor Relations.

(a)                                  Except as listed in Section 3.17(a) of the Sellers’ Disclosure Schedule, with respect to the Company:  (1) the Company has no present intention to terminate any employee’s employment; (2) no employee thereof is a party to any confidentiality, non-competition, proprietary rights or similar Contract between such employee and any Person other than the Company that is material to the performance of such employee’s employment duties or the Company’s ability (or, after Closing, that will be material to Buyer’s ability) to conduct the Business; (3) there is no collective bargaining agreement or relationship with any labor organization; (4) no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition; (5) no union organizing or decertification effort exists or has occurred since January 1, 2008 or to the Knowledge of any Seller Person is Threatened and no circumstance reasonably likely to result in any of the foregoing exists; (6) no labor strike, work stoppage, picketing, slowdown or other material labor dispute has occurred since January 1, 2008 or, to the Knowledge of any Seller Person, is Threatened; (7) there is no workers’ compensation Liability, experience or matter that will or is reasonably likely to materially and adversely affect the Company or Buyer (other than as is accrued in the Balance Sheet); (8) there is no employment-related Proceeding pending or to the Knowledge of each Seller, Threatened regarding an alleged violation or breach by the Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract; and (9) no employee or agent of the Company has committed any act or omission giving rise to any material Liability for any violation or breach by the Company (or any of its managers, officers, governors or directors) of any Applicable Law or Contract.

(b)                                 Section 3.17(b) of the Sellers’ Disclosure Schedule lists, as of the date stated in such Section, the name, position, and base compensation for each employee of the Company.  No such employee has communicated (in writing) to the Company any intention to terminate such employee’s employment with the Company.

(c)                                  With respect to the transactions contemplated herein, any notice required under any Applicable Law or collective bargaining agreement with respect to any employee has been given, and all bargaining obligations with any employee representative have been, or before Closing will be, satisfied.  The Company has not implemented any plant closing or layoff of employees governed by the WARN Act or any similar Applicable Law.

(d)                                 The Company has in its files a Form I-9 that is validly and properly completed in accordance with Applicable Law for each employee of the Company with respect to whom such form is required under Applicable Law.  The Company has not received any written notice or other written communication from any Governmental Authority or other Person regarding any violation or alleged violation of any Applicable Law relating to hiring, recruiting, employing (or continuing to employ) anyone not authorized to work in the United States.  For each employee of the Company whose social security number (or purported social security number) that has appeared on any “no-match” notification from the Social Security Administration (SSA), such employee or the Company has resolved in accordance with Applicable Law each discrepancy or non-compliance with Applicable Law with respect to such social security number (or, if applicable, such purported social security number).

3.18                           Certain Business Relationships. Except as listed in Section 3.18 of the Sellers’ Disclosure Schedule, none of the following Persons (regardless of the capacity of such Person, including as an individual or trustee) has (a) been involved in any business arrangement or relationship (including as a party to a Contract) with the Company at any time since January 1, 2010, (b) owns, licenses or leases any material asset used in the Business or (c) owns, directly or indirectly, any interest in any Person that competes with the Company (other than with respect to securities traded on any national securities exchange):  (1) any stockholder of the Company; (2) any director or officer of the Company or of any Affiliate of the Company; or (3) any immediate family member of any stockholder of the Company or of any such director or officer.

3.19                           Brokers. No Seller has any obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause Buyer to become liable for payment of any fee or expense with respect thereto.

3.20                           Accounts Receivable. All Accounts Receivable of the Company that are reflected on the Balance Sheet or on the accounting records of the Company as of Closing will represent at Closing valid obligations arising from sales actually made or services actually performed in its Ordinary Course of Business.  There is no contest, claim or right of set-off, other than returns in the Ordinary Course of Business of the Company, under any Assumed Contract with any obligor of any such Accounts Receivable regarding the amount or validity of such Accounts Receivable.  Section 3.20 of the Sellers’ Disclosure Schedule lists such Accounts Receivable as of the Balance Sheet Date, including the aging of such Accounts Receivable and the corresponding reserve as of the Balance Sheet Date.  For the 8 month period ended August 31, 2012, approximately 95% of the Company’s Accounts Receivable have been collected within 60 days, as calculated in the manner set forth in the Sample Tangible Net Assets attached hereto as Schedule 2.3(i).

3.21                           Service Warranties. Each service performed by the Company is and was at all times when such actions occurred in material conformance with all applicable Contractual obligations, including all applicable express and implied warranties.  Except as set forth on Section 3.21 of the Sellers’ Disclosure Schedule, the Company has no Liability (and there is no reasonable basis for any Proceeding against the Company giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for service warranty claims shown on the face of the Balance Sheet.  The Company has provided Buyer with true, correct and complete copies of the standard terms and conditions of sale and lease for the Company (including applicable guarantee, warranty and indemnity provisions).  Except as set forth on Section 3.21 of the Sellers’ Disclosure Schedule, no service performed by the Company is subject to any guarantee, warranty or other indemnity beyond the applicable standard terms and conditions of sale and lease shown in such standard terms and conditions.

3.22                           Suppliers and Customers.

(a)                                  Largest Suppliers and Customers.  Section 3.22(a) of the Sellers’ Disclosure Schedule lists the 15 largest suppliers by dollar volume (listing the dollar volume for each) of products and services to the Company and the 15 largest customers by dollar volume (listing the dollar volume for each) of products and services of the Company, in each case for the 12-month period ended on August 31, 2012.  The Company has not received any written communication indicating that, and, to the Knowledge of each Seller, there are no circumstances indicating that, any such supplier or customer is terminating or materially reducing or making any materially adverse change in, or desires or intends to terminate or materially reduce or make any materially adverse change in, any aspect of its or any of its Affiliates’ business relationship with the Company.  To the Knowledge of each Seller Knowledge Person, the consummation of the transactions contemplated herein will not adversely affect in any material manner the Company’s business relationship with any such supplier or customer.

(b)                                 Trade Allowance and Other Discounts.  Section 3.22(b) of the Sellers’ Disclosure Schedule lists each other trade allowance, trade in billback, rebate, discount or similar program of or for the Company for the benefit of or with any supplier or customer of the Company, regardless of whether there exists any Liability to make or receive any payment thereunder.

(c)                                  List of Customers.  Section 3.22(c) of the Sellers’ Disclosure Schedule lists any customer of products and services of the Company during the twelve months prior to the Effective Time.

3.23                           Imports and Exports. Each United States and other Customs Duty that is payable by the Company has been paid.  With respect to the imports into and exports from the United States of the Company (if any), (a) adequate cash deposits and bonds have been posted with respect to all entries that are not yet liquidated and final and (b) no entry has been subjected to suspension of liquidation pursuant to antidumping or countervailing duty orders.  The Company is not the subject of any United States Customs and Border Protection prepenalty notice or penalty claim, claim for liquidated damages or claim for redelivery of merchandise to customs custody.  The Company has maintained at least five years’ worth of import records as required by Sections 508 and 509 of the Tariff Act of 1930 (to the extent applicable to the Company).  “Customs Duty” means any Tax, tariff, fee, expense, processing charge or other impost imposed by any Governmental Authority upon any item by reason of such item’s importation into the United States or any other country.

3.24                           Absence of Certain Business Practices. Neither the Company nor any Person acting (or purportedly acting) for the benefit of the Company has, directly or indirectly, within the preceding five years given or agreed to give any payment, gift or other item of value or similar benefit to any Person (including any Foreign Official, foreign political party, foreign political party official or candidate for foreign political office) who was, is or may be in a position to help or hinder the Company that (a) reasonably could subject the Company or any other Person to any Proceeding, (b) if not given in the past, would have or would have been reasonably likely to have materially and adversely affected the Company, (c) if not continued in the future, will or is reasonably likely to materially and adversely affect the Company, Buyer or the Business or subject the Company or any other Person to any Proceeding or (d) was for the purpose of obtaining or retaining any business or any other business advantage.  All transactions of the Company have been fairly, accurately and complete recorded in its books and records in all material respects.  “Foreign Official” means any officer or employee of a foreign government, a public international organization or any department or agency thereof, any Person acting in an official capacity in relation to a foreign government, a member of a royal family or a member of a foreign legislative body, any employee of a state-owned enterprise and any other individual included within the definition of such term under the U.S. Foreign Corrupt Practices Act of 1977.

3.25                           Indebtedness. Except for Indebtedness listed in Section 3.25 of the Sellers’ Disclosure Schedule, the Company has no Indebtedness outstanding on the date hereof.

3.26                           Computer Systems.

(a)                                  Platform Description and Documentation.  Section 3.26(a) of the Sellers’ Disclosure Schedule lists all material Proprietary Information Technology Systems and other material Computer Systems that are being used by the Company.  Except as set forth in Section 3.26(a) of the Sellers’ Disclosure Schedule, the documentation and the source code (including its embedded commentary, descriptions and indicated authorships), the specifications and the other informational materials that describe the operation, functions and technical characteristics applicable to any such Proprietary Information Technology System (i) resides at such locations set forth on Section 3.26(a) of the Sellers’ Disclosure Schedule, (ii) has not been developed or modified by any Person outside the United States, and (iii) are complete in all material respects and sufficient to permit the Company to support and maintain the products and services of its business as now conducted.  Each Computer System used by the Company substantially conforms to the Company’s current functional requirements and such Computer System’s design specifications, documentation and other specifications and performs substantially in accordance with the foregoing.  “Proprietary Information Technology System” means a Computer System (or portion of Computer System) that the Company (either directly or through or with any other Person) has developed, customized or enhanced or is in the process of developing, customizing or enhancing.  “Computer System” means any of or combination of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including voice, data or video networks) and other similar or related items of any automated, computerized or software system and any other network or system or related service that is used by or relied on by the Company in the conduct of its business.

(b)                                 Protection.  The Company has taken all commercially reasonable actions that a reasonably prudent Person in its business would take to protect against the existence of (1) any protective, encryption, security or lock-out device that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect its use of any of its Computer Systems and (2) any so-called computer virus, worm, trap or back door, Trojan horse or any other instruction, code, program, data or material (collectively, “Malicious Instructions”) that reasonably could materially and adversely interrupt, discontinue, interfere with or otherwise affect the operation or use by the Company of any of its Computer Systems.

(c)                                  Reliability.  No Computer System has experienced any bug, failure, breakdown, continued substandard performance, data loss, data integrity problem, hacking attempt, security breach or other Malicious Instruction in the past 12 months that has caused any substantial disruption or substantial interruption in or to the use of any Computer System.

3.27                           Data and Privacy. Section 3.27 of the Sellers’ Disclosure Schedule contains a true, correct and complete copy of the privacy policy that has been used by or on behalf of the Company regarding the collection or use of information about any other Person for the past three years.  The Company has complied in all material respects with all such policies and with all Applicable Laws pertaining to data, the collection and use of data, personally identifiable information and bulk commercial faxes and e-mail (including SPAM).  The Company has the right (and upon consummation of the transactions contemplated herein Buyer will have the right, subject to Applicable Law) to use all of the information in each of its databases.

3.28                           Securities Matters. Seller Parent represents and warrants to, and covenants with, Parent as follows:

(a)                                  Experience; Risk. Such Party has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the Parent Shares and of protecting its interests in connection herewith.  Such Party has the ability to bear the economic risk of this investment, including complete loss of the investment.

(b)                                 Investment. Such Party is acquiring the Parent Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same in violation of the Securities Act, this Agreement, or any other applicable securities laws. Such Party understands that the Parent Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such Party’s representations as expressed in this Section 3.28.

(c)                                  Access to Information. Such Party acknowledges that, as of the date hereof, it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transaction contemplated by this Agreement and the Parent Shares and the merits and risks of investing in the Parent Shares and any such questions have been answered to such Party’s reasonable satisfaction; (ii) access to information about Parent and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, including to review Parent’s filings with the U.S. Securities Exchange Commission; (iii) the opportunity to obtain such additional information that Parent possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and any such additional information has been provided to such Party’s reasonable satisfaction; and (iv) the opportunity to ask questions of management of Parent and any such questions have been answered to such Party’s reasonable satisfaction. Such Party has sought such accounting, legal and tax advice as it has considered necessary to make an informed decision with respect to the Company’s acquisition of the Parent Shares. The Company and Sellers each acknowledges that no other Party hereto nor any Affiliate or representative of such Party has made any representation, express or implied, with respect to the accuracy, completeness or adequacy of any available information except or to the extent such information is covered by the representations and warranties contained herein. Subject to the representations, warranties and covenants of Buyer and Parent contained in this Agreement, the Company and Sellers each hereby agrees that neither Parent nor any of its Affiliates will have or be subject to any Liability or indemnification obligation to the Company or Sellers or to any other Person resulting from the issuance and sale of Parent Shares to the Company.

(d)                                 Accredited Investor. Such Party is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC (an “Accredited Investor”).

(e)                                  Restricted Securities; Rule 144. Such Party understands that the Parent Shares are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Parent in a transaction not involving a public offering and that under such laws and applicable regulations the Parent Shares may be resold without registration under the Securities Act only in certain limited circumstances. Such Party acknowledges that the Parent Shares must be held indefinitely unless a sale of the Parent Shares is subsequently registered under the Securities Act or an exemption from such registration is available. Such Party is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

(f)                                    Legend. Such Party understands and agrees that, subject to Section 5.15, each certificate representing the Parent Shares, any securities issued in respect thereof or exchange therefor shall bear a legend in the following form (in addition to any other legend required under applicable state securities laws) so long as such a legend is required by this Section 3.28(f):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  UNLESS SOLD PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY

PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

3.29                      Full Disclosure. To the Knowledge of each Seller and to the Knowledge of each Seller Knowledge Person, the representations and warranties contained in this Article 3 do not contain any untrue statement of a material fact or omit a material fact necessary to make the statements and information in this Article 3 not misleading.

3.30                           No Other Representations and Warranties. Except for the representations and warranties expressly set forth in this Article 3 (as modified by the Sellers’ Disclosure Schedule), no Seller nor any of their respective Affiliates or any Person acting on behalf of any of the foregoing makes or has made any other express or any implied representation or warranty to Parent or Buyer as to the accuracy or completeness of any information regarding the Sellers, the transactions contemplated by this Agreement or any other matter, and the Company disclaims any other representations or warranties, whether made by any Seller or any of their respective Affiliates, officers, directors, employees, agents or representatives.  Except for the representations and warranties expressly contained in this Article 3, each Seller hereby disclaims any liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated or furnished (orally or in writing) to the Parent, Buyer or any of their Affiliates or any other Person acting on behalf of any of the foregoing (including any opinion, information, projection, or advice that may have been or may be provided to the Parent or Buyer by any director, officer, employee, agent, consultant, or representative of the any Seller or any of their respective Affiliates); provided, however, that nothing in this Article 3 shall in any way limit or foreclose claims based on fraud, willful misconduct or intentional misrepresentation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent, jointly and severally, hereby represent and warrant to the Sellers as follows:

4.1                                 Organization and Good Standing. Buyer and Parent are duly organized and validly existing corporations, respectively, in good standing under the laws of Minnesota.  Buyer and Parent are duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the ownership and leasing of their properties and assets or the conduct of their business requires such qualification, except where the failure to be so qualified or in good standing will not materially and adversely affect Buyer’s or Parent’s ability to consummate the transactions contemplated herein.  Buyer and Parent each has full corporate power and authority to own and lease its respective properties and assets and conduct its respective business as now conducted and as proposed to be conducted, except where the failure to have such power or authority will not materially and adversely affect Buyer’s or Parent’s ability to consummate the transactions contemplated herein.

4.2                                 Authority and Authorization; Conflicts; Consents.

(a)                                  Authority and Authorization.  The execution, delivery and performance of this Agreement and each Ancillary Document of Buyer or Parent have been duly authorized and approved by all necessary corporate action with respect to Buyer and Parent, and each such authorization and approval remains in full force and effect.  Assuming due authorization, execution and delivery by the Sellers and their applicable Affiliates of this Agreement and each Ancillary Document of the Sellers or any of their Affiliates, this Agreement is, and each Ancillary Document of Buyer or Parent at Closing will be, the legal, valid and binding obligation of Buyer and Parent, enforceable against Buyer and Parent in accordance with its terms, except to the extent enforceability may be limited by any Enforcement Limitation.  Buyer and Parent each has all requisite corporate power and authority to enter into this Agreement and each Ancillary Document to be executed and delivered by Buyer or Parent and to consummate the transactions contemplated herein and therein to be consummated by Buyer and Parent.

(b)                                 Conflicts.  Neither the execution nor delivery by Buyer or Parent of this Agreement or by Buyer or Parent of any Ancillary Document nor consummation by Buyer or Parent of the transactions contemplated herein or therein does or will (with or without the passage of time or giving of notice):  (1) constitute a breach of, violate, conflict with or give rise to or create any right or obligation under any Organizational Document of Buyer or Parent; (2) violate any Applicable Law or Order; or (3) constitute a breach or violation of or a default under, conflict with or give rise to or create any right of any Person other than Buyer or Parent to accelerate, increase, terminate, modify or cancel any right or obligation under, any Contract to which Buyer or Parent is a party, except where such breach, violation, default, conflict or right described in clause (2) or (3) above will not materially and adversely affect Buyer’s ability to consummate the transactions contemplated herein.

(c)                                  Consents.  No consent or approval by, notification to or filing with any Person is required in connection with Buyer’s or Parent’s execution, delivery or performance of this Agreement or any Ancillary Document of Buyer or Parent or Buyer’s or Parent’s consummation of the transactions contemplated herein or therein, except for any consent, approval, notice or filing, the absence of which will not materially and adversely affect Buyer’s or Parent’s ability to consummate the transactions contemplated herein.

4.3                                 Brokers. Neither Buyer nor Parent has any obligation or other Liability to any broker, finder or similar intermediary in connection with the transactions contemplated herein that would cause the any Seller to become liable for payment of any fee or expense with respect thereto.

4.4                                 Parent Shares.

(a)                                  The Parent Shares have been duly authorized, and upon issuance, will be validly issued, fully paid and nonassessable, and will not be subject to any option, call, preemptive, subscription, right of first refusal or similar rights under any provision of Applicable Law, the Organizational Documents of Parent, or any Contract.

(b)                                 Upon consummation of the transactions contemplated by this Agreement, the Company shall acquire good and valid title to the Parent Shares free and clear of all Encumbrances other than securities law restrictions of general applicability.

(c)                                  Upon issuance, the Parent Shares will not be subject to any voting trust agreement or other contract, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such equity interests other than this Agreement.

(d)                                 Assuming the accuracy of the representations and warranties of the Sellers contained in Section 3.28, the offer, sale and issuance of the Parent Shares will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

4.5                                 Parent SEC Documents; Financial Statements.

(a)                                  Parent has filed each statement, annual, quarterly and other report, registration statement and definitive proxy statement (all such documents filed since January 1, 2011, the “Parent SEC Documents”) required to be filed (other than preliminary material) by Parent with the SEC.  As of their respective filing dates, the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Parent SEC Documents contained, as of the date of filing, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by any subsequently filed Parent SEC Document.

(b)                                 The consolidated financial statements (including any related notes thereto) of Parent included in the Parent SEC Documents (i) complied, as of their respective dates of filing with the SEC, in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (A) as may be indicated in the notes thereto, (B) as permitted by Regulation S-X, (C) as permitted by Form 10-Q or (D) that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount) and (iii) fairly present in all material respects the consolidated financial position of Parent and its subsidiaries, if any, as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its subsidiaries as at the dates and for the periods covered thereby (subject, in the case of unaudited interim statements, to normal year-end audit adjustments).

(c)                                  The Parent is in material compliance with all the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Parent.

4.6                                 No Material Adverse Effect. Since December 31, 2011, there has not been any Material Adverse Effect on the Parent.

4.7                                 Litigation and Orders. Except as set forth in Parent SEC Documents, (a) there is no claim (whether or not commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator) or other Proceeding pending or, to Parent’s Knowledge, Threatened against the Parent or any of its Affiliates or to which the Parent or any of its Affiliates is a party that would materially and adversely affect the Parent Shares and (b) neither Parent nor any of its Affiliates is subject to any Order that would materially and adversely affect the Parent Shares.  No Proceeding (pending or Threatened) or Order has had or would have a Material Adverse Effect on the Parent.  Parent is not in default or other violation with respect to any Order.

ARTICLE 5
CERTAIN COVENANTS

5.1                                 Further Assurances. If after Closing any further action is necessary, proper or desirable to carry out any purpose of this Agreement, then each Party will take such further action (including the execution and delivery of further documents) as any other Party reasonably requests to carry out such purpose.  The foregoing will be at the expense of such requesting Party, except to the extent such requesting Party is entitled to indemnification therefor or to the extent this Agreement otherwise allocates such expense to any other Party.  Notwithstanding anything to the contrary in this Agreement, the Sellers will assist Buyer is securing and recording the transfer of any domain names that are Acquired Assets and any expense related to such transfer shall be a borne equally by the Company and the Buyer.

5.2                                 Confidentiality and Publicity.

(a)                                  Prior Restrictive Covenants.  Subject to the other terms of this Section 5.2, the Confidentiality Agreement between Parent and Seller Parent, dated July 23, 2012 (the “Confidentiality Agreement”) and Section 11 of the Letter of Intent dated August 17, 2012 between Parent and Seller Parent (the “LOI Restrictive Covenants” and together with the Confidentiality Agreement, the “Prior Restrictive Covenants”), will remain in full force and effect through and until the Closing pursuant to their respective terms.  Upon the Closing and at the Effective Time, the Prior Restrictive Covenants will be replaced by the terms of this Section 5.2 and will have no further force or effect.

(b)                                 Confidentiality.  At all times after Closing, the Sellers will, and will cause their Affiliates to, keep confidential and not disclose and not use, any confidential, proprietary or other non-public information relating to the Business, except to the extent such information becomes available to any Seller or such Affiliate after Closing as a result of disclosure not known by such recipient to have been improper.  At all times after Closing, the Parent and Buyer will, and will cause their Affiliates to, keep confidential and not disclose and not use, any confidential, proprietary or other non-public information relating to the Excluded Assets and Excluded Liabilities, except to the extent such information becomes available to Parent, Buyer or such Affiliate after Closing as a result of disclosure not known by such recipient to have been improper.

(c)                                  Publicity.  Except as stated in this Section 5.2(c) or pursuant to Section 5.13, the Parties will not, and will cause each of their Affiliates not to, make any public release or announcement regarding this Agreement or any of the transactions contemplated herein without the prior written approval thereof of the other Party.  Each Party will cooperate with each other in issuing, promptly after Closing, a joint press release (with mutually agreed upon text) that announces the Parties’ entry into this Agreement and the transactions contemplated herein generally.

5.3                                 Employee Matters.

(a)                                  Liabilities.  Except as specifically provided in this Section 5.3, each Party acknowledges and agrees that, notwithstanding any other term herein or transaction contemplated hereby, (1) neither Parent nor Buyer will assume and will not otherwise have transferred to it any Liability of the Company or any of the Company’s Affiliates with respect to any employee or former employee of the Company or any such Affiliate (or with regard to any dependent or family member, or former dependent or family member, of such an employee or former employee), including any Liability with respect to any compensation (including, without limitation, any change in control bonuses or severance pay), workers’ compensation, sick leave, vacation, other time off or other Employee Plan or under or regarding COBRA, other than any Employee Sales Commissions Obligation or PTO Balances that are an Assumed Liability, or as otherwise provided in this Section with respect to COBRA and medical flexible spending accounts and dependent care assistance accounts, and (2) this Agreement does not create any right of employment in any individual.  Without implying any limitation on the Company’s Liabilities, the Company will satisfy in accordance with Applicable Law or otherwise when due all Liabilities described in the preceding clause (a)(1) of this Section, other than any Employee Sales Commissions Obligation or PTO Balances that are an Assumed Liability.  With respect to Liabilities under or regarding COBRA for Retained Employees, Seller Parent or Company will satisfy all COBRA obligations for any period during which the Company maintains any group health plan.  The Company will notify Parent and Buyer at least 30 days in advance of the termination of its group health plan other than any group health plan assumed by Buyer.  The Sellers will provide Parent and Buyer with all information reasonably requested by Parent or Buyer to assist Parent or Buyer in providing any COBRA continuation coverage, to the extent Parent or Buyer is deemed a “successor employer” under Treasury Regulation Section 54.4980B-9, Q&A-8.

(b)                                 Insurance.  If Buyer requests, then the Company will cooperate with Buyer, at Buyer’s expense, by taking any action reasonably requested by Buyer (whether before, at or after Closing) with respect to any health, dental, group life, short term disability, long term disability or workers compensation insurance coverage with respect to any employee or former employee of the Company, including transferring applicable group insurance policies or rights thereunder to Parent or Buyer (if permitted by the insurer and requested by Parent or Buyer), to assist Parent or Buyer in providing replacement employee benefit plan coverage or continuity for employees. Nothing in this Section 5.3(b) or otherwise in this Agreement shall require Company to maintain any such insurance coverage for any period of time after the Closing.

(c)                                  Hiring of Employees.

(1)                                  The Company acknowledges that, before Closing, the Company permitted Buyer to conduct interviews with, offer post-Closing employment to, complete employment-related documents regarding and explain Buyer’s employment-related rules and benefits to, employees of the Company.  In connection with and after Closing, the Company will permit and facilitate reasonable access to all of the Company’s employees other than those employees listed on Schedule 5.3(c), for Buyer to have the right to take any of the actions described in this Section 5.3(c) (including continuation of the foregoing actions).  On and after the Closing Date, the Sellers will reasonably cooperate with Buyer with respect to each employee of the Company that Buyer wishes to hire, including by promptly terminating such employee’s employment with the Company (in connection with Closing or thereafter) and not rehiring such employee or using the services of such employee in a manner similar to employment.  Nothing in this Agreement, or in the Company’s past or current practices, will be deemed to obligate Buyer to continue any employment, or dictate the terms or conditions of any employment, for any period, subject to Buyer’s obligations for Assumed Liabilities and obligations described in Section 5.3.  “Transferred Employee” means each employee of the Company that Buyer hires on the Closing Date or within 30 days after the Closing Date.

(2)                                  With regard to each employee of the Company who does not receive a written offer of employment from the Buyer offering employment on terms and conditions that are substantially the same as such employee’s current employment terms and conditions with the Company (including any offer in substantially the form attached hereto as Exhibit 5.3(c)(2)) (each an “Offer of Employment”) on or prior to the Closing or is otherwise not a Transferred Employee, neither Parent nor Buyer shall be responsible for paying any portion of any severance benefits the Company may be obligated to pay such individual upon his or her termination by the Company, if any; provided, however, that if a Company employee does not receive an Offer of Employment on or prior to the Closing Date and is otherwise not a Transferred Employee, but such employee is designated in the Transition Services Agreement as a Transition Employee, then:

(i)                                     the Company shall be obligated to employ such Transition Employee for the duration of the term applicable to such Transition Employee in the Transition Services Agreement (except that the Company’s standard employment policies shall remain in effect with respect to such employee) at the expense of Buyer as set forth in the Transition Services Agreement;

(ii)                                  neither the Company nor any of its Affiliates shall pay any severance amounts to any Transition Employee that terminates his or her employment with the Company or such Company Affiliate, regardless of the reason for such Transition Employee’s termination (it being understood that any such severance obligation shall have been converted into a right to receive a Transition Bonus under the Transition Services Agreement and subject to the payment conditions set forth therein); and

(iii)                               the Buyer shall be responsible for the payment of the Transition Bonus applicable to such Transition Employee, if any, pursuant to the terms and conditions of the Transition Services Agreement.

Notwithstanding anything to the contrary in this Section 5.3(c), the Buyer shall have the right, with respect to any employee of the Business that is not a Transferred Employee, a Transition Employee or listed on Schedule 5.3(c), to make an offer of employment at any time during the Transition Period (as defined in the Transition Services Agreement), and, if any such employee is so hired by Buyer during such time, then such employee shall become a Transferred Employee; provided, however, that notwithstanding anything to the contrary in this Agreement, the Company or its applicable Affiliate shall remain responsible for such individual’s employment prior to the time such employee is hired by Buyer and neither Parent nor Buyer shall be responsible for paying any portion of any severance benefits the Company may be obligated to pay such employee of the Company, if any, if such employee is terminated by the Company prior to being hired by Buyer, unless such employee is hired by Buyer within 30 days after the Closing Date.

(3)                                  For a period of ninety (90) days after the Closing Date, Buyer will not engage in any conduct which would result in an employment loss or layoff for a sufficient number of employees of Buyer at any location which, if aggregated with any such conduct prior to Closing, would trigger the WARN Act with respect to any employees of the Company.  Buyer will be responsible for providing any notice to Transferred Employees which may be required by WARN or any similar Applicable Law for any “employment loss” (as defined in WARN) which occurs after the Closing Date and for any severance obligations or any other Liability which may accrue to Transferred Employees, any governmental authority or any other Person under WARN or any similar Applicable Law as a result of providing improper or untimely notice under WARN or such Applicable Law after the Closing Date to the extent the requirements of WARN or any similar Applicable Law are triggered by any actions of Buyer.

(d)                                 Sales Commissions.  Without implying any limitation on the Company’s Liabilities, except for any Employee Sales Commissions Obligation that is an Assumed Liability, the Company will remain obligated to satisfy in full all Liabilities of the Company regarding sales commissions and similar payments to each employee, sales representative and similar Person that was employed or otherwise engaged at any time on or before the Closing Date by the Company (regardless of any Applicable Law that may impose or attempt to impose any such Liability on Buyer or any of its Affiliates).  The Company will determine and pay such amounts owed in a manner and at a time that causes each recipient and proposed recipient to be paid in full such that such recipients and proposed recipients are not disadvantaged (including that they are not paid less or later in time) as a direct or indirect result of the transactions contemplated in this Agreement.  The Company will not, and will not make any effort to, directly or indirectly, by Proceeding or otherwise, collect or recover any overpayment of draws of sales commissions, or any other overpayment by the Company to any Transferred Employee.

(e)                                  Other Employee Benefit Plans.

(1)                                  To the extent Parent or Buyer decide to provide group insurance coverage to Transferred Employees by the assumption of an applicable insurance contract (“Transferred Insurance Contract”), as of and following the transfer date of such contract, the Parent and Buyer will permit employees (or former employees) other than Transferred Employees (“Retained Employees”) and, as applicable, their eligible dependents, to remain eligible to receive benefits under the Transferred Insurance Contracts; provided, however, that the Retained Employees will not be employees of the Buyer from and after the Closing Date.  Parent and/or Buyer’s obligation under this Section 5.3(e) to permit Retained Employees and, as applicable, their eligible dependents, to remain eligible to receive benefits under the Transferred Insurance Contracts shall expire on the earlier of (w) December 31, 2012, (x) the end of the applicable plan year, (y) 10 days after the invoice date, if the Company and Seller Parent fail to pay Parent and Buyer for the cost of coverage, or (z) when the Retained Employee (or dependent) otherwise ceases to be eligible under the terms of the Transferred Insurance Contract.  The Company and Seller Parent will pay Parent and Buyer for the cost of coverage under the Transferred Insurance Contracts for each Retained Employee (and covered dependents). Buyer will provide all Transferred Employees eligible to participate in Buyer’s or Parent’s plans with service credit for purposes of eligibility, participation and vesting (and for purposes of determining benefits under vacation, paid time off, sick leave and severance plans) for all periods of employment with the Company.

(2)                                  At the Closing the Company will honor each Transferred Employee’s PTO Balance as set forth on Schedule 5.3(e)(2), and will treat such balances in accordance with the Buyer Employment Policies.

(3)                                  Effective immediately after the Closing Date, Buyer will take commercially reasonable actions for Transferred Employees to be paid through Buyer’s payroll function.  Parent or Buyer will assume each of Seller’s Employee Plans that is a flexible benefits plan (which includes a cafeteria plan qualified under Section 125 of the Code, a medical flexible spending account plan qualified under Section 105(b) of the Code and a dependent care assistance plan qualified under Section 129 of the Code) (“Cafeteria Plan”) in order to provide continuing benefit coverage to Transferred Employees.  Parent or Buyer will take commercially reasonable actions for Retained Employees to remain as participants in the Cafeteria Plan for the entire 2012 plan year, or if earlier, the date that the Retained Employee otherwise ceases to be eligible under the terms of the Cafeteria Plan.  The Company will pay to the Buyer, on a monthly basis, each Retained Employee’s salary reduction elections made with respect to medical flexible spending and dependent care assistance accounts for the balance of the 2012 plan year.  The Buyer will process and pay all claims for reimbursement (with respect to expenses incurred anytime during the 2012 plan year) made by such Retained Employees after the Closing Date for the balance of the 2012 plan year.  Following the Closing, Company and Seller Parent will cooperate with the Parent and Buyer regarding the transfer of salary reduction elections and claims submitted for reimbursement with respect to the medical flexible spending and dependent care assistance accounts of each Transferred Employee or Retained under any such Cafeteria Plan.

(4)                                  The Company and Buyer will mutually cooperate so that Transferred Employees who are participants in the Company Code Section 401(k) Plan (“Company 401(k) Plan”) and who will be eligible employees in the Buyer’s Code Section 401(k) Plan (“Buyer 401(k) Plan”) will be allowed to roll over their distributions from the Company 401(k) Plan into the Buyer 401(k) Plan, in accordance with the terms of the Buyer 401(k) Plan.

(f)                                    No Amendment of Benefits nor Third-Party Beneficiary.  Without limiting Section 8.4 or the foregoing terms of this Section 5.3, (1) no Employee Plan, Buyer Employee Plan or other employee benefit is or will be deemed to be amended by any term hereof and (2) no Person, including any employee (or dependent thereof) of the Company, is a third party beneficiary of any term of this Section 5.3.

5.4                                 Satisfaction of Unassumed Liabilities. After Closing, at the Company’s expense, the Company will satisfy all Liabilities of the Company (that are not Assumed Liabilities) in a manner that is not detrimental in any material respect to any of the relationships of the Business (including with lessors, employees, Governmental Authorities, licensors, customers and suppliers).

5.5                                 Certain Tax and Unclaimed Property Matters.

(a)                                  General Requirements.  The Company will file and pay when due or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to the Company or the Company’s operation of the Business (except for Taxes related to Prorated Items that are reflected in Final Tangible Net Assets).  Buyer will file and pay when due, or cause to be so filed and paid, all Tax Returns and Taxes and unclaimed property returns and filings with respect to Buyer or

Buyer’s operation of the Business and any Taxes related to Prorated Items that are reflected in the Final Tangible Net Assets.

(b)                                 Transfer Taxes.  Notwithstanding Section 5.5(a), the Company and Buyer will file and pay when due (with the payment shared equally by Company and Buyer) or cause to be so filed and paid all Tax Returns regarding Transfer Taxes and all Transfer Taxes, regardless of the Person on whom such Transfer Taxes are imposed by Applicable Law.  Each Party will cooperate in all reasonable respects in executing and delivering certificates that accurately set forth relevant facts to entitle any Party to exemptions from the payment of Transfer Taxes (if applicable).

(c)                                  Cooperation.  Each Party will, and each Party will cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax and unclaimed property matters and provide one another with such information as is reasonably requested to enable the requesting Party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Business, to respond to Tax audits, inquiries or other Tax Proceedings and to otherwise satisfy Tax requirements.  Such cooperation also will include promptly forwarding copies (to the extent related thereto) of (1) relevant Tax notices, forms or other communications received from or sent to any Governmental Authority (whether or not requested), and (2) reasonably requested copies of all relevant Tax Returns together with accompanying schedules and related workpapers, documents relating to rulings, audits or other Tax determinations by any Governmental Authority and records concerning the ownership and Tax basis of property.

5.6                                 Covenant Not to Compete and Related Covenants.

(a)                                  To further ensure that Buyer receives the expected benefits of acquiring the Business, each Seller (the “Non-Compete Parties”) agrees that (subject to the other terms of this Section 5.6), throughout the period that begins at the Effective Time and ends on the third anniversary of the Closing Date (the “Non-Compete Period”), the Non-Compete Parties will not, and the Non-Compete Parties will cause each Affiliate controlled by the applicable Non-Compete Party not to, directly or indirectly:

(1)                                  engage in the Business, or assist others to engage in the Business, in the United States;

(2)                                  have an interest in any Person that engages directly or indirectly in the Business in the United States in any capacity, including as a partner, shareholder, member, principal, agent, or trustee (provided that any Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person;

(3)                                  intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Buyer and customers or suppliers of the Business acquired hereunder;

(4)                                  recruit, solicit, hire or induce, or attempt to recruit, hire or induce, any individual who is then a director, officer or employee of Buyer or of any Affiliate of Buyer or otherwise interfere with or disrupt any such employment relationship (contractual or otherwise) of Buyer or of any Affiliate of Buyer, provided that, the use of general solicitations such as newspaper advertisements, other publicly disseminated job advertisements shall not be prohibited and Sellers shall not be prohibited from hiring any such individual to the extent resulting from such general solicitation;

(5)                                  solicit, divert or take away, or attempt to solicit, divert or to take away, the hardware and/or software products and/or services business or patronage of any then current customer, supplier or other business contact of the Business, or solicit, request, advise or induce any such Person to otherwise adversely change its business or relationship with Buyer or of any Affiliate of Buyer; or

(6)                                  criticize or disparage in any manner or by any means (whether written or oral, express or implied) Buyer or any Affiliate of Buyer or any aspect of Buyer’s or any of Buyer’s Affiliate’s management, policies, operations, products, services, practices or personnel, except in connection with a Proceeding.

(b)                                 Each of the Non-Compete Parties specifically acknowledges and agrees that (1) this Section 5.6 is reasonable and necessary to ensure that Buyer receives the expected benefits of acquiring the Business, (2) Buyer has refused to enter into this Agreement in the absence of this Section 5.6 and (3) breach of this Section 5.6 will harm Buyer to such an extent that monetary damages alone would be an inadequate remedy and Buyer would not have an adequate remedy at law.  Therefore, in the event of a breach by any of the Non-Compete Parties of this Section 5.6, (A) Buyer (in addition to all other remedies Buyer may have) will be entitled to seek injunctive and other equitable relief (without posting any bond or other security) restraining any of the Non-Compete Parties (as applicable) from committing or continuing such breach and to enforce specifically this Agreement and its terms and (B) for any of the Non-Compete Parties (as applicable), the duration of the Non-Compete Period will be extended beyond its then-scheduled termination date for a period equal to the duration of such breach.

(c)                                  Solely for purposes of Sections 5.6(a) and 5.6(b), “managed services” in the definition of “Business” is limited to managed services to Enterprise Customers.

5.7                                 Name Change; Name Usage. Within ten (10) Business Days after the Closing Date, the Sellers will and will cause each of their Affiliates (other than Affiliates organized or incorporated in a jurisdiction other than the United States) to (a) amend its applicable Certificate of Incorporation or Articles of Incorporation to a name that does not include any Restricted Word and (b) give to Buyer a true, correct and complete copy of the filings with the applicable Governmental Authorities showing that such name changes occurred.  “Restricted Word” means any of the following:  (1) the following words or phrases: “Strategic Technologies”, “STI”, “StraTech”; (2) any word that is a variation of any of such words or phrases or any word or phrase that is confusingly similar to any of such words or phrases; or (3) any word or phrase that could reasonably be expected to imply any affiliation with Buyer or any Affiliate of Buyer.  Within 30 Business Days after the Closing Date and at all times thereafter, the Company will and will cause each of its Affiliates (other than Affiliates organized or incorporated in a jurisdiction other than the United States) to not use a name that includes any Restricted Word, including on letterhead or other correspondence, employee business cards, accounts or signage.  Notwithstanding anything to the contrary herein, Sellers will and will cause each of their Affiliates organized or incorporated in a jurisdiction other than the United States to refrain from conducting business in the United States under any name that includes a Restricted Word or from using any written, oral or virtual materials in the United States containing a Restricted Word; provided, however, that Sellers or their Affiliates may own and operate domain names containing Restricted Words so long as such domain names are registered in a jurisdiction other than the United States.

5.8                                 Items to Proper Party. After Closing, each Party will promptly deliver to the proper Party any mail or other communications, monies, checks or other instruments of payment received by such Party that belong to such other Party or to which such other Party is entitled.

5.9                                 Insurance and Insurance Proceeds. If after Closing, Buyer reasonably determines that any Liability that is an Assumed Liability or Loss with respect to any Acquired Asset, Assumed Liability or the Business is covered by any insurance policy of the Company (or any Affiliate of the Company), then Buyer may give a notice to the Company that states such determination and describes the foregoing in reasonable detail.  If Buyer gives such a notice, then the following will apply:

(a)                                  The applicable Parties will cooperate in all reasonable respects to determine if the following conditions are satisfied:  (A) such Liability or Loss is covered by any such insurance policy of the Company (or any of its Affiliates), and (B) the Company (or any of its Affiliates) has the right to obtain any insurance proceeds with respect thereto.

(b)                                 If all of the conditions in the preceding clause (a) are satisfied or there is a reasonable likelihood that all of such conditions are satisfied, then, at Buyer’s expense, the Company will use commercially reasonable efforts to obtain such proceeds from the provider of such insurance.

(c)                                  To the extent the Company (or any of its Affiliates) actually recovers any such insurance proceeds (which, for the avoidance of doubt, would be the amount in excess of any deductible, retention or self-insurance amount), then the Company will pay (or cause such Affiliate to pay) to Buyer an amount equal to the difference (if positive) of (A) such amount of such recovered proceeds (but not to exceed the amount of such Liability or Loss) minus (B) the reasonable costs and expenses of the Company (or any of its Affiliates) incurred in connection with the foregoing (to the extent not already reimbursed by Buyer), including with respect to any Tax.

(d)                                 Nothing in this Section 5.9 or otherwise in this Agreement shall require Company to maintain any insurance for any period of time after the Closing.

5.10                           Maintenance of Existence. The Company will preserve and maintain its corporate existence in good standing under Applicable Law of the State of North Carolina for a period of at least three (3) years after the Closing Date.

5.11                           Collection of Acquired Receivables. The Company hereby grants to Buyer the right and authority to collect for Buyer’s own account all Accounts Receivable and other amounts that are included in the Acquired Assets and to endorse with the name of the Company any checks, drafts or similar instruments received with respect to any of the foregoing.

5.12                           Bulk Sales Laws. Without implying any limitation on any Party’s other obligations hereunder, including Section 5.1 and 7.1(f), each Party hereby waives compliance with each Applicable Law relating to bulk sales or bulk transfer applicable to any Acquired Asset or transaction contemplated hereby.

5.13                           SEC and National Securities Exchange Requirements. The Company and Parent will cooperate with each other in all reasonable respects to fulfill any applicable requirement of the SEC or any national securities exchange in connection with the transactions contemplated herein, including performing in sufficient time to meet any applicable filing deadline that any of them or any of their Affiliates may have.  Promptly following the Closing Date, the Parent will file with the Principal Market a Listing of Additional Shares Form.  If the Parent applies to have its common stock or other securities traded on any principal stock exchange or market instead of the Principal Market, Parent shall include in such application the Parent Shares and will take such other actions as are necessary to cause the Parent Shares to be so listed.

5.14                           Legend Removal. Parent agrees that certificates evidencing the Parent Shares shall not be required to contain the legend set forth in Section 3.28 or any other legend (i) following any sale of such Parent Shares pursuant to an effective registration statement covering the resale of the Parent Shares, (ii) following any sale of such Parent Shares pursuant to Rule 144 or if the Parent Shares are transferrable by a person who is not an Affiliate of Parent pursuant to Rule 144 (or any similar provision then in force) without any volume or manner of sale restrictions thereunder, or (iii) if the holder provides Parent with a legal opinion reasonably acceptable to Parent to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the staff of the SEC).  Parent agrees to review any legal opinion provided by Seller Parent for purposes of clause (iii) within seven (7) Business Days of receipt of the legal opinion. Whenever such restrictions shall cease and terminate as to any Parent Shares, the holder of such Parent Shares shall be entitled to receive from Parent as soon as reasonably practicable upon a written request in writing, without expense, new securities of like tenor not bearing the legend set forth herein.

5.15                           Reporting Status. With a view to making available to the Sellers the benefits of certain rules and regulations of the SEC which may permit the sale of the Parent Shares to the public without registration, Parent agrees to use its commercially reasonable efforts to file with the SEC, in a timely manner all reports and other documents required of Parent under the Exchange Act for a period of two years following the Closing.

5.16                           Listing. For a period of two years following the Closing, Parent will use its commercially reasonable efforts to maintain the automated quotation of its common stock on the Principal Market or an alternative listing on the NASDAQ National Market or the New York Stock Exchange and will comply in all material respects with Parent’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Authority, Inc. and such exchanges, if applicable.

5.17                           Non-Public Information. Parent covenants and agrees that neither it nor any other Person acting on its behalf will provide the Sellers or their agents or counsel with any information that Parent believes constitutes material non-public information, unless prior thereto the Sellers, as applicable, shall have executed a written agreement regarding the confidentiality and use of such information.  Parent understands and confirms that each such Person shall be relying on the foregoing representations in effecting transactions in securities of Parent.

5.18                           Pre-Closing Conduct of Business. Except as expressly contemplated herein or as otherwise consented to in writing by Buyer (which consent will not be unreasonably withheld), from the date hereof through Closing, the Company will conduct its business in its Ordinary Course of Business and not do any of the following (provided, however, that nothing in this Section 5.18 requires that any Seller make any capital expenditure):

(1)                                  (A) issue or otherwise allow to become outstanding or acquire or pledge or otherwise encumber any equity interest or other security of the Company or right (including any option, warrant, put or call) to any such equity interest or other security, (B) declare, set aside or pay any dividend on, or make any other distribution in respect of, any of its equity interests or other securities, (C) split, combine or reclassify any of its equity interests or issue or authorize the issuance of any other security in respect of, in lieu of or in substitution for any of its equity interests or other securities or make any other change to its capital structure or (D) purchase, redeem or otherwise acquire any equity interest or any other security of the Company or any right, warrant or option to acquire any such equity interest or other security;

(2)                                  except in its Ordinary Course of Business, make any purchase, sale or disposition of any asset (including by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any other Person) that would be material to the Company taken as a whole;

(3)                                  grant or have come into existence any Encumbrance on any material asset, other than any Permitted Encumbrance;

(4)                                  become a guarantor with respect to any obligation of any other Person or assume any obligation of any such Person for borrowed money;

(5)                                  incur any indebtedness for borrowed money that cannot be prepaid at any time without penalty;

(6)                                  (A) enter into any material Contract, or amend or terminate in any respect that is material and adverse to the Company any material Contract to which the Company is a party or (B) waive, release or assign any material right or claim under any such material Contract;

(7)                                  (A) fail to prepare and timely file all material Tax Returns with respect to the Company required to be filed before Closing or timely withhold and remit any employment Taxes applicable to the Company or (B) make or change any material election with respect to Taxes;

(8)                                  (A) adopt or change any material accounting method or principle used by the Company, except as required under GAAP, the Code or any rule or regulation of the SEC or (B) change any annual accounting period;

(9)                                  fail to use commercially reasonable efforts to (A) keep intact the business organization of the Company, (B) keep available to the Company present officer and management-level employees of the Company or (C) preserve, and prevent any degradation in, the Company’s relationship with all of its material suppliers, customers and others having material business relations with the Company;

(10)                            except for changes in its Ordinary Course of Business that, in the aggregate, do not result in a material increase of benefits or compensation expense to the Company relative to the level in effect before such changes and except as required by Applicable Law, (A) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation, trust, fund or other arrangement or other Plan for the benefit or welfare of any individual, (B) enter into or amend any employment arrangement or relationship with any new or existing employee that has the legal effect of any relationship other than at-will employment, (C) increase any compensation or fringe benefit of any employee or pay any benefit to any employee, other than pursuant to an existing Employee Plan that is, in each case, in an amount consistent with past practice, (D) grant any award to any employee under any bonus, incentive, performance or other compensation Plan (including the removal of any existing restriction in any Plan or award made thereunder), (E) enter into or amend any collective bargaining agreement or (F) except as required by Applicable Law or Contract that exists on the date hereof, take any action to segregate any asset for, or in any other way secure, the payment of any compensation or benefit to any employee;

(11)                            amend or change, or authorize any amendment or change to, any of its Organizational Documents;

(12)                            except in its Ordinary Course of Business, (A) pay, discharge, settle or satisfy any claim, obligation or other Liability (whether absolute, accrued, contingent or otherwise) or (B) otherwise waive, release, grant, assign, transfer, license or permit to lapse any right of material value; or

(13)                            enter into any Contract, or agree or commit (binding or otherwise), to do any of the foregoing.

Notwithstanding anything to the contrary in this Section 5.18, nothing in this Agreement will prevent or otherwise restrict any Seller from making any dividend or other distribution of cash or cash equivalents, including any sweep of cash from any account of the Company at any time before the Effective Time.

5.19                           Post-Closing Access for Parties. Throughout the three-year period after Closing, subject to the reasonable confidentiality precautions of the Party whose information is being accessed, each Party will, during normal business hours and upon reasonable notice from any requesting Party:  (a) cause such requesting Party and such requesting Party’s representatives to have reasonable access to the books and records of such Party related to the Business, and to the personnel responsible for preparing and maintaining such books and records, if available, in each case to the extent necessary to (1) defend or pursue any Proceeding, (2) defend or pursue indemnification matters hereunder, (3) prepare or audit financial statements, (4) prepare or file Tax Returns or (5) address other Tax, accounting, financial or legal matters or respond to any investigation or other inquiry by or under the control of any Governmental Authority; (b) permit such requesting Party and such requesting Party’s representatives to make copies of such books and records for the foregoing purposes, at such requesting Party’s expense; and (c) maintain and preserve such Party’s books and records at such Party’s expense.  If requested by another Party, such requesting Party will provide reasonable substantiation of such requesting Party’s purpose for such access to show that such access is for any of the foregoing purposes.

ARTICLE 6
CLOSING AND CLOSING DELIVERIES

6.1                                 Closing. Closing of the transactions contemplated herein (“Closing”) will take place at the offices of Faegre Baker Daniels LLP in Minneapolis, Minnesota, beginning at 9:00 a.m. local time on the date hereof (the “Closing Date”).  Closing will be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).  All actions to be taken and all documents to be executed or delivered at Closing will be deemed to have been taken, executed and delivered simultaneously, and no action will be deemed taken and no document will be deemed executed or delivered until all have been taken, delivered and executed, except in each case to the extent otherwise stated in this Agreement or any such other document.  Unless otherwise expressly agreed in writing, documents may be delivered at Closing by facsimile or other electronic means, and (except as so agreed) the receiving Party may rely on the receipt of such documents so delivered as if the original had been received.

6.2                                 Closing Deliveries by the Company and Sellers. At Closing, the Sellers will deliver, or cause to be delivered, to Buyer (or as Buyer or this Agreement otherwise directs), the following:

(a)                                  a Bill of Sale, Assignment and Assumption Agreement in the form attached hereto as Exhibit 6.2(a), dated the Closing Date (the “Bill of Sale”), executed by the Company;

(b)                                 the (1) Trademark Assignment substantially in the form attached hereto as Exhibit 6.2(b)(1), dated the Closing Date (the “Trademark Assignment”), (2) Patent Assignment substantially in the form attached hereto as Exhibit 6.2(b)(2), dated the Closing Date (the “Patent Assignment”), and (3) Domain Name Assignment substantially in the form attached hereto as Exhibit 6.2(b)(3), dated the Closing Date (the “Domain Name Assignment”), each executed by the Company;

(c)                                  the Escrow Agreement, dated the Closing Date and executed by the Company and Wells Fargo Bank, National Association (the “Escrow Agent”);

(d)                                 an officer’s certificate of a duly authorized officer of the Company, in a form approved in advance by Buyer (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying:

(1) that attached thereto is a true, correct and complete certified copy of the Organizational Documents of the Company, in each case as are then in full force and effect,

(2) that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of the Company and the stockholders of the Company in each case unanimously authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of the Company and the transactions contemplated herein and therein, in each case as are then in full force and effect,

(3) that each representation and warranty of the Company and each Seller in Article 3 was true and correct in all material respects as of the date of this Agreement and will be true and correct in all material respects as of the Closing Date as if made on the Closing Date (or, in each case, if any such representation and warranty is expressly stated to have been made as of a specific date, then, for such representation and warranty, as of such specific date), except for any inaccuracy in any representation or warranty that, individually or in the aggregate with any other such inaccuracy, has not had and is not reasonably likely to have a Material Adverse Effect on the Business, provided that solely for purposes of this Section 6.2(d), any representation or warranty of the Company or the Seller Parent in Article 3 that is qualified by materiality will be read as if each such materiality qualifier were not present, and

(4) that the Company and Seller Parent have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed and complied with by the Company or any Seller (as applicable) on or before the Closing Date;

(e)                                  each Consent listed in Schedule 6.2(e), each dated on or before the Closing Date and in a form reasonably satisfactory to Buyer;

(f)                                    UCC-3 termination statements with respect to financing statements filed against the Company or any of the Acquired Assets;

(g)                                 certificates of good standing, dated within five (5) Business Days before Closing, and the Secretary of State of the State of North Carolina (with respect to the Company);

(h)                                 Buyer shall have received confirmation, to its reasonable satisfaction, that at least 80% of the employees of the Company immediately prior to the Closing who have received an Offer of Employment from Buyer shall have agreed to be employed by Buyer following the Closing;

(i)                                     [RESERVED];

(j)                                     the Seller Lease Agreement substantially in the form attached hereto as Exhibit 6.2(j) (the “Seller Lease Agreement”);

(k)                                  the Transition Services Agreement substantially in the form attached hereto as Exhibit 6.2(k) (the “Transition Services Agreement”);

(l)                                     all other documents as Buyer may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(m)                               all other documents and items required by this Agreement to be delivered, or caused to be delivered, by the Sellers at Closing.

6.3                                 Closing Deliveries by Buyer. At Closing, Buyer and Parent, as applicable, will deliver, or cause to be delivered, to the Company (or as the Company or this Agreement otherwise directs), the following:

(a)                                  payment of the Initial Purchase Price, pursuant to Article 2;

(b)                                 within five (5) Business Days of the Closing Date, stock certificates representing the Parent Shares;

(c)                                  the Bill of Sale, executed by Buyer;

(d)                                 the (1) Trademark Assignment (2) Patent Assignment and (3) Domain Name Assignment, each executed by Buyer;

(e)                                  the Escrow Agreement, dated the Closing Date and executed by Buyer and the Escrow Agent;

(f)                                    the Seller Lease Agreement, executed by Buyer;

(g)                                 an officer’s certificate of a duly authorized officer of Buyer, in a form approved in advance by the Company (such approval not to be unreasonably withheld), dated the Closing Date and executed by such officer, certifying that attached thereto is a true, correct and complete copy of the resolutions of the Board of Directors of Buyer, in each case authorizing the execution, delivery and performance of this Agreement and each Ancillary Document of Buyer and the transactions contemplated herein and therein, in each case as are then in full force and effect;

(h)                                 the Transition Services Agreement;

(i)                                     all other documents as the Company may reasonably request to facilitate the consummation of the transactions contemplated herein; and

(j)                                     all other documents and items required by this Agreement to be delivered, or caused to be delivered, by Buyer at Closing.

ARTICLE 7
INDEMNIFICATION AND RESOLUTION OF CERTAIN DISPUTES

7.1                                 Indemnification by the Company and Sellers. Subject to the other terms of this Article 7, each Seller, jointly and severally, will indemnify, defend and hold harmless Buyer and each of Buyer’s Other Indemnified Persons from and against all Losses suffered, sustained, incurred or paid that arise out of, relate to or result from, directly or indirectly, any:

(a)                                  breach of any representation or warranty made by any Seller herein or in any Ancillary Document of any Seller;

(b)                                 breach of any covenant or agreement of any Seller herein or in any Ancillary Document of any Seller;

(c)                                  conduct of the Business or ownership, use, condition, possession or operation of any of the Acquired Assets before Closing (but excluding any Assumed Liability);

(d)                                 Liability of any Seller that is not an Assumed Liability (including any Liability that becomes or purportedly becomes a Liability of Buyer or any of Buyer’s Other Indemnified Persons

under any common law doctrine of de facto merger, under any successor liability, under any Applicable Law or under any similar doctrine, legal principle or requirement);

(e)                                  Excluded Asset;

(f)                                    any Liability of any Seller related to or arising from the EEOC notice of charge of discrimination asserted against the Company in December, 2011 by Phyllis Davis;

(g)                                 failure of any Party (including Buyer), in connection with the transactions contemplated herein, to comply with any Applicable Law related to bulk sales or bulk transfer or any Tax law, rule or regulation relating to the obligations of a seller or buyer of assets in bulk transfer; or

(i)                                     Proceeding arising out of, relating to or resulting from any of the foregoing.

7.2                                 Indemnification by Buyer and Parent. Subject to the other terms of this Article 7, Buyer and Parent, jointly and severally, will indemnify, defend and hold harmless the Sellers and each of the Sellers’ Other Indemnified Persons from and against all Losses suffered, sustained, incurred or paid that arise out of, relate to or result from, directly or indirectly, any:

(a)                                  breach of any representation or warranty made by Buyer or Parent herein or in any Ancillary Document of Buyer or Parent, respectively;

(b)                                 breach of any covenant or agreement of Buyer or Parent herein or in any Ancillary Document of Buyer or Parent, respectively;

(c)                                  conduct of the Business or ownership, use, condition, possession or operation of any of the Acquired Assets after Closing, other than any such Losses for which any Seller is obligated to provide indemnification under Section 7.1 (or for which any Seller would have been obligated to provide indemnification under Section 7.1 but for any limitation contained elsewhere in this Article 7)

(d)                                 Assumed Liability; or

(e)                                  Proceeding arising out of, relating to or resulting from any of the foregoing.

7.3                                 Certain Limitations and Other Matters Regarding Claims.

(a)                                  Threshold on the Sellers’ Obligations.  No Seller will have any obligation under Section 7.1(a) (or 7.1(h) to the extent incident to 7.1(a)), unless and until the aggregate amount of Losses for which the Sellers are obligated thereunder exceeds $125,000 (the “Threshold”), provided, however, that if such aggregate amount of Losses exceeds the Threshold, then the Sellers will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article 7.

(b)                                 Cap on the Company’s and Sellers’ Obligations. The Company’s and Sellers’ obligations under Section 7.1(a) (or 7.1(h) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to $2,025,00.00 (the “Cap”), subject to the other terms of this Article 7.

(c)                                  Threshold on Buyer’s and Parent’s Obligations.  Neither Buyer nor Parent will have any obligation under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), unless and until the aggregate amount of Losses for which Buyer or Parent is obligated thereunder exceeds the Threshold; provided, however, that if such aggregate amount of Losses exceeds the Threshold, then Buyer and Parent will be obligated for all of such Losses (including those equal to or less than the Threshold), subject to the other terms of this Article 7.

(d)                                 Cap on Buyer’s and Parent’s Obligations.  Buyer’s and Parent’s obligations under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Cap, subject to the other terms of this Article 7.

(e)                                  Consequential Damages.  Losses suffered by Parent or Buyer for purposes of a claim under Section 7.1 may include Losses that are reasonably foreseeable by any Seller (any such reasonably foreseeable Losses, collectively, “Consequential Damages”).  Losses suffered, sustained, incurred or paid by any Seller for purposes of a claim under Section 7.2 may include Losses that are reasonably foreseeable by Buyer or Parent (i.e., Consequential Damages).  A party’s Liability for Consequential Damages under Section 7.1 or Section 7.2 of this Agreement will not exceed the Cap, except that Losses suffered by a Party in connection with a Third Party Claim (other than as set forth in Sections 7.3(b) and 7.3(d)) shall not be subject to the limitation on Consequential Damages set forth in this Section 7.3(e).

(f)                                    Certain Treatment of Special Representations.  Notwithstanding the foregoing terms of this Section, Sections 7.3(a), 7.3(b), 7.3(c) or 7.3(d) will not limit any Liability with respect to any Special Representation, except that the Sellers’ obligations under Section 7.1(a) (or 7.1(h) to the extent incident to 7.1(a)), in the aggregate, will not exceed an amount equal to the Purchase Price, and Buyer’s and Parent’s obligations under Section 7.2(a) (or 7.2(e) to the extent incident to 7.2(a)), in the aggregate, will not exceed an amount equal to the Purchase Price.  “Special Representation” means any representation or warranty (A) in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.3(a) or 3.3(b) (Authority and Authorization; Conflicts), 3.5 (Taxes), 3.12 (Environmental Matters), 3.16 (Employee Benefits), 4.1 (Organization and Good Standing) or 4.2(a) or 4.2(b) (Authority and Authorization; Conflicts) or (B) that is fraudulently made.

(f)                                    Knowledge Not Limiting.  No right or obligation under this Article 7 will be waived or otherwise affected by any knowledge (of any form or type) of Buyer or Parent or by any investigation, due diligence or verification by or on behalf of Buyer or Parent at or before Closing.  All representations, warranties, covenants and agreements herein will be deemed material and relied upon by each Party, and none will be waived by any failure to pursue any action or consummation of the transactions contemplated herein, except to the extent stated herein.

(g)                                 Net Recovery.  The amount of any Loss for which indemnification is provided under this Article 7 shall be net of any amounts reasonably recoverable by the Claiming Party under insurance policies with respect to such Loss; provided, however, that in the case of Buyer or Parent recovering under any insurance policies maintained by Buyer or Parent, any such recovery shall be deemed to be eighty percent (80%) of any such amounts actually received by Buyer or Parent.  If the amount to be netted hereunder from any payment required under this Article 7 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to a Claiming Party pursuant to this Article 7, the Claiming Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such determination been made at the time of such payment.  The amount of any Loss shall be reduced to take account of any net Tax benefit, to the extent such benefit arises from (i) the incurrence or payment of any such Loss or (ii) any correlative adjustments or changes in Tax treatment that occur as a result of the adjustment or change giving rise to such Loss.

(h)                                 Reserve in Final Tangible Net Assets.  Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not be obligated to indemnify Buyer or any of Buyer’s Other Indemnified Persons with respect to any Loss to the extent that an accrual or reserve for the amount of such Loss was reflected in Final Tangible Net Assets.

7.4                                 Certain Survival Periods.

(a)                                  Survival of Representations and Warranties.  Subject to Section 7.4(b), each representation or warranty herein will survive the execution and delivery of this Agreement and remain in full force and effect until the twelve month anniversary of the Closing Date, at which time such representation or warranty will expire and terminate and no indemnification obligation will be associated therewith or based thereon, except that each Special Representation will survive until all Liability hereunder relating thereto is barred by all applicable statutes of limitation.

(b)                                 Survival of Representations and Warranties Until Final Determination.  Notwithstanding Section 7.4(a), for each claim for indemnification hereunder regarding a representation or warranty that is made before expiration of such representation or warranty, such claim and associated right to indemnification (including any right to pursue such indemnification, including via any Proceeding) will not terminate before final determination and satisfaction of such claim.

(c)                                  Survival of Covenants and Agreements.  Each covenant and agreement (i.e., other than representations and warranties) herein, and all associated rights to indemnification, will survive Closing and will continue in full force thereafter until all Liability hereunder relating thereto is barred by all applicable statutes of limitation, subject to any applicable limitation stated herein.

7.5                                 Notice of Claims and Procedures.

(a)                                  Notice of Claims.  A Party entitled to indemnification hereunder (the “Claiming Party”) will give the Party obligated to provide such indemnification (the “Indemnifying Party”) prompt notice of any claim, for which such Claiming Party proposes to demand indemnification, (1) by a Person that is not a Party nor an Other Indemnified Person (such a claim being a “Third Party Claim” and such notice of such Third Party Claim being the “Initial Claim Notice”) or (2) that does not involve a Third Party Claim, in each case specifying the amount and nature of such claim (to the extent known).  Thereafter, the Claiming Party will give the Indemnifying Party, promptly after the Claiming Party’s (or any of its applicable Other Indemnified Person’s) receipt or delivery thereof, copies of all documents (including court papers) received or delivered by the Claiming Party (or any such Other Indemnified Person) relating to any such Third Party Claim.  Subject to Section 7.4, the failure to promptly give such notice or to promptly give such copies will not relieve the Indemnifying Party of any Liability hereunder, except if the Indemnifying Party was prejudiced thereby, but only to the extent that the Indemnifying Party demonstrates that it was prejudiced thereby.

(b)                                 Access and Cooperation.  Each Party will, and will cause its Other Indemnified Persons to, cooperate and assist in all reasonable respects regarding such Third Party Claim, including by promptly making available to such other Party (and its legal counsel and other professional advisers with a reasonable need to know) all books and records of such Person relating to such Third Party Claim, subject to reasonable confidentiality precautions.

(c)                                  Defense and Participation Regarding Third Party Claims.  This Section 7.5(c) relates only to Third Party Claims.

(1)                                  Election to Conduct Defense.  Promptly after receiving an Initial Claim Notice under Section 7.5(a), the Indemnifying Party will have the option to conduct the Defense of such Third Party Claim, at the expense of the Indemnifying Party, except if (A) the aggregate amount of the potential obligations of the Claiming Party (or its Other Indemnified Persons) regarding such Third Party Claim exceeds the maximum obligations of the Indemnifying Party under this Agreement regarding such Third Party Claim, (B) it is reasonably likely that such Third Party Claim will adversely affect the Claiming Party (or any of its Other Indemnified Persons), other than as a result of money damages, or (C) the Indemnifying Party fails to provide the Claiming Party with evidence reasonably satisfactory to the Claiming Party that the

Indemnifying Party has the financial resources to actively and diligently conduct the Defense of such Third Party Claim and fulfill the Indemnifying Party’s indemnification obligations hereunder with respect thereto.  To elect to conduct such Defense, the Indemnifying Party must give written notice of such election to the Claiming Party within 12 days (or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights) after the Claiming Party gives the corresponding Initial Claim Notice to the Indemnifying Party (otherwise, such right to conduct such Defense will be deemed waived).  If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such Defense if it fails to continue to actively and diligently conduct such Defense.

(2)                                  Conduct of Defense, Participation and Settlement.  If the Indemnifying Party conducts the Defense of such Third Party Claim, then (A) the Claiming Party may participate, at its own expense (except that the Indemnifying Party will be responsible for the fees and expenses of the Claiming Party’s counsel, but not more than one law firm per jurisdiction, if the Claiming Party reasonably concludes that counsel to the Indemnifying Party has a material conflict of interest, in such Defense (including any Proceeding regarding such Third Party Claim) and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such Defense, (B) the Indemnifying Party will keep the Claiming Party reasonably informed of all matters material to such Defense and Third Party Claim at all stages thereof, (C) the Claiming Party will not (and will cause its Other Indemnified Persons not to) admit Liability with respect to, or compromise or settle, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld), (D) there will be no compromise or settlement of such Third Party Claim without the consent of the Claiming Party (which consent will not be unreasonably withheld) and (E) the Indemnifying Party’s election to conduct the Defense of such Third Party Claim will conclusively establish the Indemnifying Party’s obligation to indemnify the Claiming Party with respect to such Third Party Claim hereunder.

(3)                                  Indemnifying Party Does Not Conduct Defense.  If the Indemnifying Party does not have the option to conduct the Defense of such Third Party Claim or does not validly elect such option or does not preserve such option (including by failing to commence such Defense within 12 days following receipt of such Initial Claim Notice or within the shorter period, if any, during which a Defense must be commenced for the preservation of rights), then the Claiming Party may conduct the Defense of such Third Party Claim in any manner that the Claiming Party reasonably deems appropriate, at the expense of the Indemnifying Party (subject to the other limitations of this Article 7), and the Claiming Party will have the right to compromise or settle such Third Party Claim without the consent of the Indemnifying Party.

7.6                                 Escrow. To secure the indemnification obligations of the Sellers under this Agreement, the Escrow Shares will be deposited into an escrow account (the “Escrow Account”) pursuant to Section 2.2(a) and the terms of an Escrow Agreement in the form attached hereto in Exhibit 7.6 (the “Escrow Agreement”).  Disbursements from the Escrow Account will occur pursuant to the terms of this Agreement and the Escrow Agreement.  Until all of the funds in the Escrow Account are disbursed in accordance with the terms of the Escrow Agreement, the Escrow Account will be the sole source of funds for such indemnification obligations; provided, however, after such time the Escrow Account will not be the sole source of funds for such indemnification obligations.

7.7                                 Exclusive Remedy; Treatment of Certain Representations.

(a)                                  The Parties each acknowledge and agree that, except as otherwise provided in this Agreement or any Ancillary Document, the indemnification provisions in this Article 7 shall be the exclusive remedy with respect to claims made after the Closing that relate to the transactions contemplated by this Agreement.  Notwithstanding the foregoing, the parties may pursue injunctive relief for breach of any covenant or agreement contained herein.

(b)                                 Notwithstanding anything else contained in this Agreement to the contrary, in the event the Company fails to disclose any Major Contract with the specificity required pursuant to Section 3.8 which results in a breach of Section 3.8 or any other provision of this Agreement, such breach shall be: (i) subject to the Cap and the Threshold; and (ii) the exclusive remedy for such breach shall be a claim under Section 7.1(a) (or 7.1(g) to the extent incident to 7.1(a)) only.

ARTICLE 8
CERTAIN GENERAL TERMS AND OTHER AGREEMENTS

8.1                                 Notices.  All notices or other communications required or permitted to be given hereunder will be in writing and will be (a) delivered by hand, (b) sent by United States registered or certified mail or (c) sent by nationally recognized overnight delivery service for next Business Day delivery, in each case as follows:

(a)	if to any Seller, to: Midas Medici Group Holdings, Inc. 445 Park Ave., 20th Floor New York, NY 10022 Attn: Frank Asante-Kissi, CAO	with a copy to: Berman Fink Van Horn P.C. 3475 Piedmont Road, Suite 1100 Atlanta, GA 30305 Attn: Steven. H. Lang, Esq.

(b)	if to Parent or Buyer, to: Datalink Corporation 10050 Crosstown Circle Suite 500 Eden Prairie, MN 55344 Attn: Gregory T. Barnum, CFO	with a copy to: Faegre Baker Daniels LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Jonathan R. Zimmerman, Esq

Such notices or communications will be deemed given (A) if so delivered by hand, when so delivered, (B) if so sent by mail, three Business Days after mailing, or (C) if so sent by overnight delivery service, one Business Day after delivery to such service.  A Party may change the address to which such notices and other communications are to be given by giving each other Party notice in the foregoing manner.

8.2                                 Expenses. Except as is expressly stated otherwise herein, each Party will bear its own costs and expenses incurred in connection with the transactions contemplated herein.

8.3                                 Interpretation; Construction. In this Agreement:

(a)                                  the table of contents and headings are for convenience of reference only and will not affect the meaning or interpretation of this Agreement;

(b)                                 the words “herein,” “hereunder,” “hereby” and similar words refer to this Agreement as a whole (and not to the particular sentence, paragraph or Section where they appear);

(c)                                  terms used in the plural include the singular, and vice versa, unless the context clearly requires otherwise;

(d)                                 unless expressly stated herein to the contrary, reference to any document means such document as amended or modified and as in effect from time to time in accordance with the terms thereof;

(e)                                  unless expressly stated herein to the contrary, reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder;

(f)                                    the words “including,” “include” and variations thereof are deemed to be followed by the words “without limitation”;

(g)                                 “or” is used in the sense of “and/or”; “any” is used in the sense of “any or all”; and “with respect to” any item includes the concept “of,” “under” or “regarding” such item or any similar relationship regarding such item;

(h)                                 unless expressly stated herein to the contrary, reference to a document, including this Agreement, will be deemed to also refer to each annex, addendum, Exhibit, Schedule or other attachment thereto;

(i)                                     unless expressly stated herein to the contrary, reference to an Article, Section, Schedule or Exhibit is to an article, Section, Schedule or Exhibit, respectively, of this Agreement;

(j)                                     all dollar amounts are expressed in United States dollars and will be paid in cash (unless expressly stated herein to the contrary) in United States currency;

(k)                                  when calculating a period of time, the day that is the initial reference day in calculating such period will be excluded and, if the last day of such period is not a Business Day, such period will end on the next day that is a Business Day;

(l)                                     with respect to all dates and time periods in or referred to in this Agreement, time is of the essence; and

(m)                               the Parties participated jointly in the negotiation and drafting of this Agreement and the documents relating hereto, and each Party was (or had ample opportunity to be) represented by legal counsel in connection with this Agreement and such other documents and each Party and each Party’s counsel has reviewed and revised (or had ample opportunity to review and revise) this Agreement and such other documents; therefore, if an ambiguity or question of intent or interpretation arises, then this Agreement and such other documents will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the terms hereof or thereof.

8.4                                 Parties in Interest; No Third-Party Beneficiaries. There is no third party beneficiary hereof and nothing in this Agreement (whether express or implied) will or is intended to confer any right or remedy under or by reason of this Agreement on any Person (including any employee), except each Party and their respective permitted successors and assigns.

8.5                                 Governing Law. This Agreement will be construed and enforced in accordance with the substantive laws of the State of Minnesota without reference to principles of conflicts of law.

8.6                                 Jurisdiction, Venue and Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF MINNESOTA, IN ANY PROCEEDING ARISING OUT OF OR

 RELATING TO THIS AGREEMENT AND TO THE RESPECTIVE COURT TO WHICH AN APPEAL OF THE DECISIONS OF ANY SUCH COURT MAY BE TAKEN, AND EACH PARTY AGREES NOT TO COMMENCE, OR COOPERATE IN OR ENCOURAGE THE COMMENCEMENT OF, ANY SUCH PROCEEDING, EXCEPT IN SUCH A COURT.  EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE THEREIN OF SUCH A PROCEEDING.  EACH PARTY HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY JURISDICTION BY SUIT ON THE JUDGMENT OR BY ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY SUCH PROCEEDING.

8.7                                 Entire Agreement; Amendment; Waiver. This Agreement, including the Schedules, constitutes the entire Agreement between the Parties pertaining to the subject matter herein and supersedes any prior representation, warranty, covenant or agreement of any Party regarding such subject matter.  No supplement, modification or amendment hereof will be binding unless expressed as such and executed in writing by Parent, Buyer and the Sellers (except as contemplated in Section 8.9), and any such amendment shall be binding on all Parties.  Except to the extent as may otherwise be stated herein, no waiver of any term hereof will be binding unless expressed as such in a document executed by the Party making such waiver.  No waiver of any term hereof will be a waiver of any other term hereof, whether or not similar, nor will any such waiver be a continuing waiver beyond its stated terms.  Except to the extent as may otherwise be stated herein, failure to enforce strict compliance with any term hereof will not be a waiver of, or estoppel with respect to, any existing or subsequent failure to comply.

8.8                                 Assignment; Binding Effect. Neither this Agreement nor any right or obligation hereunder will be assigned, delegated or otherwise transferred (by operation of law or otherwise) by any Party without the prior written consent of each other Party (which consent will not be unreasonably withheld), except that each Party will have the right to assign or otherwise transfer this Agreement or any right hereunder or delegate any obligation hereunder to (a) a Person that does all of the following:  (1) acquires or otherwise succeeds to all or substantially all of such Party’s business and assets; (2) assumes all of such Party’s obligations hereunder or such Party’s obligations hereunder that arise after such assignment, delegation or transfer; and (3) agrees to perform or cause performance of all such assumed obligations when due; or (b) any of its Affiliates; provided that no such assignment, delegation or transfer under clause (a) or (b) above will relieve the assigning, delegating or transferring Party of any obligation hereunder.  This Agreement will be binding on and inure to the benefit of the respective permitted successors and assigns of the Parties.  Any purported assignment, delegation or other transfer not permitted by this Section is void.

8.9                                 Severability; Blue-Pencil. The terms of this Agreement will, where possible, be interpreted and enforced so as to sustain their legality and enforceability, read as if they cover only the specific situation to which they are being applied and enforced to the fullest extent permissible under Applicable Law.  If any term of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced (including any term in Section 5.6), then all other terms of this Agreement will nevertheless remain in full force and effect, and such term automatically will be amended so that it is valid, legal and enforceable to the maximum extent permitted by Applicable Law, but as close to the Parties’ original intent as is permissible.

8.10                           Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

8.11                           Sellers’ Disclosure Schedule. “Sellers’ Disclosure Schedule” shall mean the disclosure schedule attached hereto being delivered by the Company on the date hereof, which is divided into sections and subsections that correspond to the sections and subsections of Article 3.  Any item, information or facts set forth in any section or subsection of the Sellers’ Disclosure Schedule (by cross-reference or otherwise) will be deemed to disclose an exception to or qualify the related representation and warranty.  In addition, any item, information or facts disclosed in one section or subsection of the Sellers’ Disclosure Schedule will be deemed to be disclosed in all other applicable sections or subsections of the Sellers’ Disclosure Schedule as an exception to the related representations and warranties unless the relevance of such exception taken from the item, information or facts with respect to such other representation and warranty would not be reasonably apparent and understood by a reasonable person from the disclosure.  The disclosure of any matter or item in the Sellers’ Disclosure Schedule will not be deemed to constitute an acknowledgement that any such matter or item is material or is required to be disclosed.  Capitalized terms used in the Sellers’ Disclosure Schedule and not otherwise defined in the Sellers’ Disclosure Schedule have the meanings ascribed to them in this Agreement.

ARTICLE 9
CERTAIN DEFINITIONS

“Accounts Receivable” is defined in Section 1.1(a)(3).

“Accredited Investor” is defined in Section 3.28(d).

“Acquired Assets” is defined in Section 1.1(a).

“Additional Shares” is defined in Section 2.2(b).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person.  For purposes of this definition, “control,” “controlled by” and “under common control with,” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of Applicable Law.

“Aggregate Share Consideration Value” is defined in Section 2.2(b).

“Agreement” is defined in the first paragraph of this Agreement.

“Ancillary Document” means, with respect to a Person, any document executed and delivered by or on behalf of such Person or any Affiliate of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).

“Applicable Law” means any applicable provision of any constitution, treaty, statute, law (including the common law), rule, regulation, ordinance, code or order enacted, adopted, issued or promulgated by any Governmental Authority.

“Arbitrator” is defined in Section 2.3(d).

“Assumed Contract” is defined in Section 1.1(a)(4).

“Assumed Facility” means any land, building or other facility that is located at the premises leased to or by the Company under an Assumed Real Property Lease.

“Assumed Liability” is defined in Section 1.1(c).

“Assumed Real Property Lease” is defined in Section 1.1(a)(5).

“Average Trading Price” means the volume-weighted average of the per share trading prices of Parent Common Stock as reported through Bloomberg (based on all trades in Parent Common Stock and not an average of daily averages) for the 20 consecutive full trading days ending one Business Day prior to the Closing.

“Balance Sheet Date” is defined in Section 3.4(a).

“Balance Sheet” is defined in Section 3.4(a).

“Bill of Sale” is defined in Section 6.2(a).

“Business Day” means any day, other than a Saturday or Sunday and other than a day that banks in the State of Minnesota are generally authorized or required by Applicable Law to be closed.

“Business” is defined in the Recitals.

“Buyer 401(k) Plan” is defined in Section 5.3(e)(4).

“Buyer Employee Plan” is defined in Section 5.3(e)(1).

“Buyer” is defined in the first paragraph of this Agreement.

“Cafeteria Plan” is defined in Section 5.3(e)(3).

“Cap” is defined in Section 7.3(b).

“Cash Consideration” is defined in Section 2.2(c).

“Claiming Party” is defined in Section 7.5(a).

“Closing Date” is defined in Section 6.1.

“Closing” is defined in Section 6.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Company 401(k) Plan” is defined in Section 5.3(e)(4).

“Computer System” is defined in Section 3.26(a).

“Confidentiality Agreement” is defined in Section 5.2(a).

“Consent” is defined in Section 3.3(c).

“Consequential Damages” is defined in Section 7.3(e).

“Contract” means any contract, agreement, purchase order, warranty or guarantee, license, use agreement, lease (whether for real estate, a capital lease, an operating lease or other), instrument or note, in each case that creates a legally binding obligation, and in each case whether oral or written.

“Customs Duty” is defined in Section 3.23.

“Defense” means legal defense (which may include related counterclaims) reasonably conducted by reputable legal counsel of good standing selected with the written consent of the Claiming Party (which consent will not be unreasonably withheld, conditioned or delayed).

“Domain Name Assignment” is defined in Section 6.2(b).

“Effective Time” is defined in Section 6.1.

“Employee Plan” means any pension, profit sharing, retirement, employee stock ownership, stock purchase, stock option, bonus, incentive compensation or deferred compensation plan; any life, health, dental, accident or disability plan; any workers’ compensation or other insurance plan; any severance or separation plan; any fringe benefit and any other employee benefit plan, practice, policy or arrangement of any kind, in the case of each of the foregoing, whether written or oral, maintained by the Company or any of its ERISA Affiliates on or before the Closing Date for the benefit of (or under which Sellers or any of its ERISA Affiliates has any obligation, whether absolute or contingent, to) any officers, governors, members or employees or similar individuals (including former officers, governors, members or employees) of the Company or any of its ERISA Affiliates, including any employee benefit plan that is subject to ERISA.

“Employee Sales Commissions Obligation” is defined in Section 1.1(c)(2).

“Encumbrance” means any mortgage, claim, pledge, security interest, charge, lien, option or other right to purchase, restriction or reservation or any other encumbrance whatsoever.

“Enforcement Limitation” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Applicable Law affecting creditors’ rights generally and principles governing the availability of equitable remedies.

“Enterprise Customer” means a customer with annual revenues that exceed $25 million or that employs more than 100 full time equivalent employees.

“Environmental Claim” means any written notice by a Governmental Authority alleging potential Liability (including potential Liability for investigatory cost, cleanup cost, governmental response cost, natural resources damage, property damage, personal injury or penalty) arising out of, relating to or resulting from, directly or indirectly, (a) the presence, or release into the environment, of any material or form of energy at any location, whether or not owned by any Seller or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any applicable federal, state or local law or other legal requirement relating to pollution or protection of the environment, including any law relating to any emission, discharge, release or possible release of any pollutant, contaminant, hazardous or toxic material, substance or waste into air, surface water, groundwater or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any pollutant, contaminant or hazardous or toxic material, substance or waste.

“ERISA Affiliate” means any (if any) corporation, trade or business (whether or not incorporated) that at any time before Closing is under common control with the Company pursuant to Section 414(b) and (c) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Shares” is defined in Section 2.2(a).

“Escrow Account” is defined in Section 7.6.

“Escrow Agent” is defined in Section 6.2(c).

“Escrow Agreement” is defined in Section 7.6.

“Estimated Purchase Price” is defined in Section 2.3(a).

“Estimated Statement” is defined in Section 2.3(a).

“Estimated Tangible Net Assets” is defined in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” is defined in Section 1.1(b).

“Excluded Contracts” is defined in Section 1.1(b)(3).

“Excluded Liability” is defined in Section 1.1(d).

“Excluded Real Property Lease” is defined in Section 1.1(b)(4).

“Excluded Records” is defined in Section 1.1(b)(1).

“Final Tangible Net Assets” is defined in Section 2.3(b).

“Financial Statements” is defined in Section 3.4(a).

“Foreign Official” is defined in Section 3.24.

“GAAP” means generally accepted United States accounting principles.

“Governmental Authority” means any: (a) nation, state, county, city, district or other similar jurisdiction of any nature; (b) federal, state, local or foreign government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, bureau, instrumentality, department, official, entity, court or tribunal); (d) multi-national organization or body; or (e) body or other Person entitled by Applicable Law (or by Contract with the Parties) to exercise any arbitrative, administrative, executive, judicial, legislative, police, regulatory or Taxing authority or power.

“Hazardous Substance” means any pollutant, contaminant, hazardous substance, hazardous waste or petroleum or fraction thereof, and any other chemical, waste, substance or material listed in or regulated by or identified in any Environmental Law.

“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the Ordinary Course of Business of the Company):  (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligation evidenced by a note, bond, debenture or similar instrument (including a letter of credit) (c) surety bond; (d) swap or hedging Contract; (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement; (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; or (i) interest, fee or other expense regarding any of the foregoing.

“Indemnifying Party” is defined in Section 7.5(a).

“Initial Purchase Price” is defined in Section 2.1.

“Initial Claim Notice” is defined in Section 7.5(a).

“Insurance Policy” is defined in Section 3.14(a).

“Intellectual Property” means, in any jurisdiction in the world, any:  (a) invention (whether patentable or unpatentable and whether or not reduced to practice) or improvement thereto, patent, patent application or patent disclosure, together with any reissuance, continuation, continuation-in-part, revision. extension or reexamination thereof; (b) trademark (including any common law trademarks and trademarks registered with any Governmental Authority), service mark, trade dress, logo, slogan, trade name, entity name, internet domain name or right in any telephone number, together with any translation, adaptation, derivation or combination thereof (and including any goodwill associated therewith); (c) copyrightable work or copyright; (d) mask work; (e) trade secret or confidential business information (including any idea, research or development, know-how, formula, composition, manufacturing or production process or technique, technical data, design, drawing, specification, customer or supplier list, pricing or cost information or business or marketing plan or proposal); (f) computer software (including source code, executable code, data, database or related documentation); (g) advertising or promotional material; (h) other proprietary right or other intangible asset; (i) copy or tangible embodiment of any of the foregoing (in whatever form or medium); or (j) application, registration or renewal regarding any of the foregoing.

“IRS” means the United States’ Internal Revenue Service.

“Knowledge of Seller” (or any similar phrase) means, with respect to any Seller, the actual knowledge of any individual who is serving as a director or executive officer (or similar executive) of such Person and what any such individual should have known after a reasonable inquiry.

“Knowledge of a Seller Knowledge Person” (or any similar phrase) means, with respect to any Seller Knowledge Person, the actual knowledge of such Seller Knowledge Person.

“Leased Real Property” is defined in Section 3.11(a).

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“LOI Restrictive Covenants” is defined in Section 5.2(a).

“Loss” means any claim, demand, loss, fine, interest, penalty, assessment, cost or expense (including reasonable attorneys’ fees or expenses), damage or any other Liability.

“Major Contract” is defined in Section 3.8(a).

“Malicious Instructions” is defined in Section 3.26(b).

“Material Adverse Effect” means, with respect to any business or Person (as applicable), any incident, condition, change, effect or circumstance that, individually or when taken together with all such incidents, conditions, changes, effects or circumstances in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on such business or on the business, operations, condition (financial or otherwise), properties, Liabilities, or results of operations or prospects of such Person and its Subsidiaries, or any of them taken individually (other than (1) changes in economic conditions generally in the United States or (2) conditions generally affecting any of the industries in which such business or such Person participates; provided that with respect to clauses (1) and (2), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries)) or (b) materially and adversely affects the ability of the Sellers to consummate the transactions contemplated herein.

“Non-Compete Parties” is defined in Section 5.6(a).

“Non-Compete Period” is defined in Section 5.6(a).

“Notice of Disagreement” is defined in Section 2.3(c).

“Offer of Employment” is defined in Section 5.3(c)(2).

“Order” means any order, writ, injunction, decree, judgment, award or determination of or from, or Contract with, any Governmental Authority or similar binding decision of any arbitration (or similar Proceeding).

“Ordinary Course of Business” means, with respect to a Person, the ordinary and usual course of the operations of such Person, consistent with such Person’s past practice.

“Organizational Document” means, for any Person:  (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, stockholder agreement, voting agreement, voting trust agreement or similar document of or regarding such Person; (c) any other charter or similar document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; (d) any Contract regarding the governance of such Person or the relations among any of its equity holders with respect to such Person; or (e) any amendment to any of the foregoing.

“Other Indemnified Person” means, for any Person, such Person’s Affiliates and each of such Person’s and each of such Affiliate’s stockholders, officers, directors, partners, members, governors, managers, agents and permitted successors and assigns.

“Owned Real Property” is defined in Section 3.11(a).

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent SEC Documents” is defined in Section 4.5.

“Parent Shares” means each of the Additional Shares plus any Escrow Shares finally released to Seller Parent from the Escrow Shares held by the Escrow Agent pursuant to the Escrow Agreement.

“Parent” is defined in the first paragraph of this Agreement.

“Party” means Buyer, the Company, Seller Parent and Parent.

“Patent Assignment” is defined in Section 6.2(b).

“Permit” means any license, permit, registration or similar authorization from a Governmental Authority.

“Permitted Encumbrance” means any:  (a) Encumbrance for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; or (b) mechanic’s, materialmen’s, landlord’s or similar Encumbrance arising or incurred in the Ordinary Course of Business of the applicable Person that secures any amount that is not overdue; (c) easements, rights-of-way, covenants, conditions, restrictions and other similar charges and encumbrances of record not interfering materially with the ordinary conduct of the business of the Company or detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto; (d) other Encumbrances arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, or (e) those Encumbrances listed on Schedule 3.9.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trustee or trust, joint venture, unincorporated organization or any other business entity or association or any Government Authority.

“Petty Cash” is defined in Section 1.1(a)(13).

“Plan” means an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and any other employee benefit plan, program, agreement or arrangement of any kind, including any:  stock option or ownership plan; stock appreciation rights plan; stock purchase plan; phantom stock plan; executive compensation plan; bonus, incentive compensation, deferred compensation or profit-sharing plan; or arrangement regarding any vacation, holiday, sick leave, fringe benefit, educational assistance, pre-Tax premium or flexible spending account plan or life insurance.

“Principal Market” means the NASDAQ Global Market.

“Prior Restrictive Covenants” is defined in Section 5.2(a).

“Proceeding” means any action, arbitration, audit, claim, demand, grievance, complaint, hearing, inquiry, investigation, litigation, proceeding or suit (whether civil, criminal or administrative), in each case that is commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Proprietary Information Technology System” is defined in Section 3.26(a).

“Prorated Item” is defined in Section 2.3(j).

“PTO Balances” is defined in Section 1.1(c)(3).

“Purchase Price” is defined in Section 2.1.

“Purchase Price Allocation” is defined in Section 2.3(k).

“Real Property Lease” is defined in Section 3.11(a).

“Records” means books, records, manuals or other materials or similar information (including customer records, personnel or payroll records, accounting or Tax records, purchase or sale records, price lists, correspondence, quality control records or research or development files).

“Restricted Word” is defined in Section 5.7.

“Retained Employee” is defined in Section 5.3(e)(1).

“Sample Tangible Net Assets” is defined in Section 2.3(i).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller(s)” is defined in the first paragraph of this Agreement.

“Seller Knowledge Persons” means Nana Baffour, Frank Asante-Kissi, Bob McCarthy and Brent Wall.

“Seller Parent” is defined in the first paragraph of this Agreement.

“Special Representation” is defined in Section 7.3(e).

“Statement” is defined in Section 2.3(b).

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other interests, having by their terms ordinary voting power to elect a majority of the board of directors of such other Person (or others performing similar functions with respect to such other Person), is directly or indirectly owned or controlled by such first Person or by any one or more of such first Person’s Subsidiaries.

“Tangible Net Assets” is defined in Section 2.3(i).

“Target Tangible Net Assets” is defined in Section 2.3(h).

“Tax Return” means any return, declaration, report, filing, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto and including any amendment thereof.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, fine, penalty or similar addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Third Party Claim” is defined in Section 7.5(a).

“Threatened” means, with respect to any matter, that a demand, notice or statement has been made or given, orally or in writing, that such matter is being or will be, or that circumstances exist that would lead a reasonably prudent Person to conclude that such matter could be asserted, commenced, taken or otherwise pursued, including if conditioned upon certain events occurring or not occurring.

“Threshold” is defined in Section 7.3(a).

“Trademark Assignment” is defined in Section 6.2(b).

“Transfer Tax” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar tax chargeable in respect of any instrument transferring property, including motor vehicles), documentary, conveyancing or similar tax or expense or any recording fee, in each case that is imposed as a result of any transaction contemplated herein, together with any penalty, interest and addition to any such item with respect to such item.

“Transferred Employee” is defined in Section 5.3(c).

“Transferred Insurance Contract” is defined in Section 5.3(e)(1).

“Transition Employee” is defined in the Transition Services Agreement.

“Transition Period” is defined in the Transition Services Agreement.

“Transition Services Agreement” is defined in Section 6.2(k).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

* * *

IN WITNESS WHEREOF, each Party has executed this Asset Purchase Agreement effective as of the date first written above.

SELLER PARENT:		PARENT:

MIDAS MEDICI GROUP HOLDINGS, INC.		DATALINK CORPORATION

By:	/s/ Nana Baffour	By:	/s/ Gregory T. Barnum
Name:	Nana Baffour	Name:	Gregory T. Barnum
Its:	Chief Executive Officer	Its:	Chief Financial Officer

COMPANY:		BUYER:

STRATEGIC TECHNOLOGIES, INC.		STI ACQUISITION CORP.

By:	/s/ Nana Baffour	By:	/s/ Gregory T. Barnum
Name:	Nana Baffour	Name:	Gregory T. Barnum
Its:	Chief Executive Officer	Its:	CFO, Secretary and Treasurer